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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HEADWATERS INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

10701 South River Front Parkway, Suite 300
South Jordan, Utah 84095

January 6, 2016

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Headwaters Incorporated, which will be held on Thursday, February 25, 2016, starting at 2:00 p.m., Mountain Standard Time, at our corporate headquarters located at 10701 South River Front Parkway, Suite 300, South Jordan, Utah 84095. In addition to the matters to be acted upon at the meeting, which are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, there will be a report with respect to the current status of our operations and an opportunity for you to ask questions.

        We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On or about January 11, 2016, we will mail to our stockholders a Notice containing instructions on how to access our 2016 proxy statement and other proxy materials and vote online. The Notice contains instructions on how you can receive a paper copy of the proxy statement and other proxy materials.

        Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you request a paper copy of the proxy card, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the Notice or proxy card.

Sincerely,
/s/ KIRK A. BENSON Kirk A. Benson Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting to be held on Thursday, February 25, 2016

Our Proxy Statement, 2015 Annual Report and 2015 Form 10-K are available at https://materials.proxyvote.com/42210P.

10701 South River Front Parkway, Suite 300
South Jordan, Utah 84095

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 25, 2016

To the Stockholders of Headwaters Incorporated:

        The 2016 Annual Meeting of Stockholders of Headwaters Incorporated, a Delaware corporation, will be held on Thursday, February 25, 2016, starting at 2:00 p.m., Mountain Standard Time, at our corporate headquarters located at 10701 South River Front Parkway, Suite 300, South Jordan, Utah 84095, for the following purposes:

  1.
  To elect three Class I directors to serve until the 2019 annual meeting, or until their successors are duly elected and qualified;

  2.
  To ratify the selection by the Board of Directors of BDO USA, LLP as our independent auditors for the fiscal year ending September 30, 2016;

  3.
  To have an advisory vote to approve executive compensation; and

  4.
  To transact such other business as may properly come before the annual meeting and any and all adjournments or postponements thereof.

        Our Board of Directors has chosen the close of business on December 31, 2015 as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting. Only stockholders of record as of the record date are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. Whether or not you plan to attend the annual meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you request a copy of the proxy card, you may sign, date and mail the proxy card in the envelope provided.

By Order of the Board of Directors,
/s/ HARLAN M. HATFIELD Harlan M. Hatfield Secretary

January 6, 2016

Your Vote Is Important!

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held on February 25, 2016

GENERAL INFORMATION

        This proxy statement is being furnished to the stockholders of Headwaters Incorporated, in connection with the solicitation of proxies on behalf of the Board of Directors of Headwaters for use at Headwaters' Annual Meeting of Stockholders and any and all adjournments or continuations of the annual meeting, to be held Thursday, February 25, 2016, starting at 2:00 p.m., Mountain Standard Time, at our corporate headquarters located at 10701 South River Front Parkway, Suite 300, South Jordan, Utah 84095, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. On or about January 11, 2016, we will mail to our stockholders a Notice containing instructions on how to access our 2016 proxy statement and other proxy materials and vote online. Stockholders may receive a copy of the proxy statement and other proxy materials by mail upon request.

        When we use "Headwaters," "we," "us," "our" or the "Company," we are referring to Headwaters Incorporated.

        This proxy statement along with our Annual Report on Form 10-K filed with the Securities and Exchange Commission and our Annual Report to Stockholders are also available at https://materials.proxyvote.com/42210P.

 QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is this proxy statement?

        You have received a Notice referring to this proxy statement and our other proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (SEC) and that is designed to assist you in voting your shares. As permitted by SEC rules, we are making this proxy statement and other proxy materials available to our stockholders electronically via the Internet. On or about January 11, 2016, we will mail to our stockholders of record as of the close of business on December 31, 2015 a Notice containing instructions on how to access this proxy statement and other proxy materials online. The Notice instructs you on how to access and review all of the important information contained in the proxy statement and other proxy materials. The Notice also instructs you on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

What is the purpose of the annual meeting?

        At the annual meeting, our stockholders will act upon the matters described in this proxy statement. These actions include the election of three directors; ratification of the appointment of the independent registered public accounting firm (which we sometimes refer to as the "independent auditors"); and an advisory (that is, nonbinding) vote to approve executive compensation. An additional purpose of the annual meeting is to transact any other business that may properly come before the annual meeting and any and all adjournments or postponements of the annual meeting.

Who can attend the annual meeting?

        All stockholders of record at the close of business on December 31, 2015, the record date, or their duly appointed proxies, may attend the annual meeting.

What proposals will be voted on at the annual meeting?

        Stockholders will vote on three proposals at the annual meeting:

  •
  the election of three directors;

  •
  the ratification of BDO USA, LLP as independent auditors of Headwaters for the fiscal year ending September 30, 2016; and

  •
  an advisory vote to approve executive compensation.

What are the Board's recommendations?

        Our Board recommends that you vote:

  •
  FOR election of the nominated directors;

  •
  FOR ratification of BDO USA, LLP as independent auditors of Headwaters for the fiscal year ending September 30, 2016; and

  •
  FOR approval of the compensation of our named executive officers.

Will there be any other business on the agenda?

        The Board knows of no other matters that are likely to be brought before the annual meeting. If any other matters properly come before the annual meeting, however, the persons named in the enclosed proxy, or their duly appointed substitute acting at the annual meeting, will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Who is entitled to vote?

        Only stockholders of record at the close of business on December 31, 2015, which we refer to as the record date, are entitled to notice of, and to vote at, the annual meeting. As of the record date, there were 74,025,772 shares of our common stock outstanding. Holders of common stock as of the record date are entitled to one vote for each share held for each of the proposals.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the "stockholder of record." The Notice containing instructions on how to access the proxy materials online has been sent directly to you by us.

        Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of shares held in street name. The Notice has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instructions included in the Notice.

How do I vote my shares?

        Stockholders can vote in person at the annual meeting or by proxy. There are three ways to vote by proxy:

  •
  By Telephone—Stockholders located in the United States can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

  •
  By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or proxy card; or

  •
  By Mail—If you requested your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.

        Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EST) on February 24, 2016.

        If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker's proxy card and bring it to the annual meeting in order to vote.

        If you vote by proxy, the individuals named on the proxy card (your "proxies") will vote your shares in the manner you indicate. You may specify how your shares should be voted for each of the proposals. If you grant a proxy without indicating your instructions, your shares will be voted as follows:

  •
  FOR the election of the three nominees for director;

  •
  FOR the ratification of the appointment of BDO USA, LLP as our independent auditors for the fiscal year ending September 30, 2016;

  •
  FOR the approval of the compensation of our named executive officers.

        You may revoke or change your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting in person at the Annual Meeting, (3) granting a subsequent proxy through the Internet or telephone, or (4) sending a written revocation to the Corporate Secretary. Your most current proxy card or telephone or Internet proxy is the one that is counted.

        Each share of common stock is entitled to one vote. The record date for determining stockholders entitled to notice of and to vote at the annual meeting is December 31, 2015. As of that date, there were 74,025,772 shares of our common stock outstanding.

What constitutes a quorum?

        A quorum is the presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of the common stock entitled to vote. Under Delaware law, an abstaining vote and a broker "non-vote" are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the annual meeting.

What is a broker "non-vote" and what is its effect on voting?

        If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a "broker non-vote." Broker non-votes will not be counted for the purpose of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal, so a broker non-vote will not otherwise affect the outcome of the vote on any of the proposals to be considered at the annual meeting.

        Proposal 2 (ratification of auditors) involves a matter that we believe will be considered routine. The other proposals involve matters that we believe will be considered non-routine. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

What is required to approve each item?

  •
  For Proposal No. 1 (election of directors), the affirmative vote of the holders of a majority of the stockholders' shares present in person or represented by proxy at the meeting and entitled to vote, is required.

  •
  For Proposal No. 2 (ratification of independent auditors), the affirmative vote of the holders of a majority of the stockholders' shares present in person or represented by proxy at the meeting and entitled to vote, is required.

  •
  For Proposal No. 3 (advisory vote to approve executive compensation), the affirmative vote of the holders of a majority of the stockholders' shares present in person or represented by proxy at the meeting and entitled to vote, is required.

  •
  For any other matters on which stockholders are entitled to vote, the affirmative vote of the holders of a majority of the stockholders' shares present in person or represented by proxy at the meeting and entitled to vote, is required.

        For all proposals, stockholders may vote For, Against or Abstain. If you Abstain from voting on Proposal No. 1, it will have no effect on the election of directors. If you Abstain from voting on Proposals No. 2 or 3, the abstention will have the same effect as an Against vote.

        Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.

        Our Bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted "for" a director nominee must exceed the number of votes "against" that nominee in order for that nominee to be elected. Only votes "for" or "against" are counted as votes cast with respect to a director. Abstentions and broker non-votes will have no effect. If a nominee who currently is serving as a director does not receive the affirmative vote of at least a majority of the votes cast, Delaware law provides that the director would continue to serve on our Board as a "holdover director." However, our Bylaws provide that directors may be nominated for re-election only if the incumbent candidate has tendered, prior to the mailing of the proxy statement, an irrevocable resignation that will be effective upon the failure of the director to receive the required vote at the Annual Meeting and acceptance by the Board of such resignation. The Board must fill director vacancies and new directorships only with candidates who tender, at or prior to the time of their appointment to the Board, such an irrevocable resignation. The nominees for director have tendered such irrevocable resignations.

        Under our Corporate Governance Guidelines, in the event any director nominee receives a greater number of votes "against" his or her election than votes "for" such election, the Nominating and Corporate Governance Committee (excluding the director who tendered the resignation) will promptly consider the resignation offer and recommend to the full Board whether to accept it. In reaching its decision, the Committee may consider any factors it considers relevant, including, without limitation: (i) any stated reasons why stockholders voted "against" the election of the director; (ii) the length of service and qualifications of the director; (iii) the director's past and expected future contributions to Headwaters; (iv) the overall composition of the Board; (v) whether accepting the tendered resignation would cause Headwaters to fail to meet any applicable rule or regulation, including New York Stock Exchange listing requirements and federal securities laws with respect to Board or committee composition; and (vi) whether the resignation of the director could result in the triggering of change of control or similar provisions under any contract by which we are bound or any of our benefit plans, and if so, the potential impact thereof. In making its recommendation to the Board, the Committee may consider possible remedies in addition to acceptance of the resignation, including alternatives for curing the underlying cause of the "against" votes, if known.

How will shares of common stock represented by properly executed proxies be voted?

        All shares of common stock represented by proper proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If you do not provide voting instructions, your shares will be voted in accordance with the Board's recommendations on the items listed in the Notice of Annual Meeting. In addition, if any other matters properly come before the annual meeting, the persons named in the enclosed proxy, or their duly appointed substitute acting at the annual meeting, will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Can I change my vote or revoke my proxy?

        Any stockholder executing a proxy has the power to revoke such proxy at any time prior to its exercise. You may revoke your proxy prior to exercise by:

  •
  filing with us a written notice of revocation of your proxy,

  •
  submitting a properly signed proxy card bearing a later date,

  •
  voting over the Internet or by telephone, or

  •
  voting in person at the annual meeting.

What does it mean if I receive more than one Notice?

        If your shares are registered under different names or are in more than one account, you may receive more than one Notice. To ensure that all your shares are voted, please vote by telephone or through the Internet using each personal identification number you are provided on the forms of Notice you receive. If you request proxy materials to be mailed to you, you will need to complete, sign and date the multiple proxy cards relating to your multiple accounts. We encourage you whenever possible to have all accounts registered in the same name and address. You can accomplish this by contacting our transfer agent, American Stock Transfer & Trust Company.

Who paid for this proxy solicitation?

        The cost of preparing, printing, assembling and mailing this proxy statement and other material furnished to stockholders in connection with the solicitation of proxies is borne by us.

How do I learn the results of the voting at the annual meeting?

        Preliminary results will be announced at the annual meeting. Final results will be published in a Current Report on Form 8-K filed with SEC within four business days of the annual meeting.

How are proxies solicited?

        In addition to the mail solicitation of proxies, our officers, directors, employees and agents may solicit proxies by written communication, telephone or personal call. These persons will receive no special compensation for any solicitation activities. We will reimburse banks, brokers and other persons holding common stock for their expenses in forwarding proxy solicitation materials to beneficial owners of our common stock.

        We have engaged The Proxy Advisory Group, LLC® to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $25,000 in the aggregate.

What is "householding"?

        "Householding" means that we deliver a single set of proxy materials when requested to households with multiple stockholders, provided certain conditions are met. Householding reduces our printing and mailing costs.

        If you or another stockholder of record sharing your address would like to receive an additional copy of the proxy materials, we will promptly deliver it to you upon your request in one of the following manners:

  •
  by sending a written request by mail to:
  Sharon Madden, Vice President of Investor Relations
  Headwaters Incorporated
  10701 South River Front Parkway, Suite 300
  South Jordan, UT 84095

  •
  by calling Sharon Madden, Vice President of Investor Relations, at 1-800-316-6214.

        If you would like to opt out of householding in future mailings, or if you are currently receiving multiple mailings at one address and would like to request householded mailings, you may do so by contacting Sharon Madden, Vice President of Investor Relations, as indicated above.

Can I receive future stockholder communications electronically through the Internet?

        Yes. You may elect to receive future notices of meetings, proxy statements and other proxy materials electronically through the Internet at www.proxyvote.com. To consent to electronic delivery, vote your shares using the Internet. At the end of the Internet voting procedure, the on-screen Internet voting instructions will tell you how to request future stockholder communications be sent to you electronically.

        Once you consent to electronic delivery, you must vote your shares using the Internet and your consent will remain in effect until withdrawn. You may withdraw this consent at any time during the voting process and resume receiving stockholder communications in print form.

What are the requirements for presenting stockholder proposals?

        Stockholders may submit proposals on matters appropriate for stockholder action at our annual meeting consistent with regulations adopted by the SEC and our Bylaws. For such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2017 annual meeting, we must receive them not later than September 18, 2016 or such later date as we may specify in our SEC filings. Your proposals should be addressed to Headwaters at 10701 South River Front Parkway, Suite 300, South Jordan, Utah 84095, Attn: Corporate Secretary.

        We anticipate that proxies solicited in connection with our 2016 annual meeting will confer discretionary authority to vote on matters, among others, of which we do not receive notice prior to September 18, 2016.

        In addition, our Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by our Corporate Secretary not less than 60 days nor more than 90 days prior to the scheduled date of the meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder making the proposal. For example, to be presented at the 2016 Annual Meeting, such a proposal must have been received by the Corporate Secretary on or after November 27, 2015 but no later than December 27, 2015. No proposals were received during this period. In the event that less than 75 days' notice or prior public disclosure of the date of the scheduled meeting is given or made to stockholders, notice by the stockholder must be received not later than the earlier of the following two dates: (a) the close of business on the 15th day following the day on which notice of the date of the scheduled annual meeting was mailed or public disclosure was made, or (b) two days prior to the date of the scheduled meeting. Our Bylaws can be found at www.headwaters.com.

Whom may I contact for further assistance?

        If you have any questions about giving your proxy or require any assistance, please contact Sharon Madden, our Vice President of Investor Relations:

  •
  by mail, to:
  Sharon Madden, Vice President of Investor Relations
  Headwaters Incorporated
  10701 South River Front Parkway, Suite 300
  South Jordan, UT 84095

  •
  by telephone, at 1-800-316-6214.

EXECUTIVE OFFICERS

        The following table sets forth:

  •
  the names of our current executive officers,

  •
  their ages as of the record date for the annual meeting, and

  •
  the capacities in which they currently serve Headwaters:

Name	Age	Position(s)	Officer Since
Kirk A. Benson	65	Chief Executive Officer and Chairman of the Board	1999
Donald P. Newman	51	Chief Financial Officer	2010
Harlan M. Hatfield	55	Vice President, General Counsel and Secretary	1998
Murphy K. Lents	64	President, Headwaters Siding and Roofing Group	2012
William H. Gehrmann, III	59	President, Headwaters Construction Materials	2004
Bobby L. Whisnant	58	President, Headwaters Block Division	2012
Brent A. Spann	43	President, Headwaters Stone Division	2014

        See "Proposal No. 1—Election of Directors" for biographical information regarding Mr. Benson.

        Donald P. Newman was appointed Chief Financial Officer on December 8, 2010. Prior to joining Headwaters, Mr. Newman served as Interim Chief Financial Officer or Vice President—Corporate Controller of Boart Longyear Limited (Boart) from October 2006 to December 2010. Boart is the world's leading integrated drilling services and minerals industry manufacturing company providing goods and services to mining companies. From January 2004 to October 2006, Mr. Newman was Vice President—Corporate Controller and Chief Accounting Officer of ACI Worldwide, Inc., a leading international provider of electronic payment software and services. From June 1991 until January 2004, Mr. Newman held a number of finance and accounting leadership roles with NRG Energy, Inc. (NRG), an international independent electric generation company. From July 1987 until joining NRG, Mr. Newman worked for Deloitte LLP in its audit services group. Mr. Newman graduated from the University of Minnesota in 1987 with a Bachelor of Accounting degree and is a certified public accountant.

        Harlan M. Hatfield has served as Corporate Counsel since October 1996, as Vice President and General Counsel since July 1998 and as Secretary since July 1999. His activities with us have included project development, intellectual property, licensing, strategic business acquisitions, divestitures, and debt and equity financings. As General Counsel he oversees the legal staff and outside legal counsel, litigation, regulatory issues, contracts and other legal matters. Prior to his employment with us, he was in private practice at the Seattle law firm of Oles, Morrison and Rinker for more than nine years where he was a partner. Mr. Hatfield obtained a B.A. degree in Public Policy from Brigham Young University in 1984 and a Juris Doctorate from the University of Minnesota in 1987.

        Murphy K. Lents was appointed President of Headwaters Siding and Roofing Group in August 2014. Previously, beginning in April 2008, Mr. Lents served as President of Headwaters Stone Division. Mr. Lents joined Headwaters as President of Headwaters Construction Materials in July 2004 following Headwaters' acquisition of Southwest Concrete Products, LP, a company Mr. Lents co-founded in 1997, which grew to become a large concrete products company in Texas. Prior to 1997, Mr. Lents co-founded and was President of Independent Gas Company, a retail propane distributor in Texas, for four years. He previously worked as chief financial officer of a Houston real estate developer for six years, was an executive with Beacon Management, a venture capital firm, for two years, and was employed in banking for five years with J.P. Morgan and Company. Mr. Lents received his B.A. degree from Rice University in English and Spanish Literature in 1973 and his MBA from the Wharton School of the University of Pennsylvania in 1975.

        William H. Gehrmann, III was appointed President of Headwaters Resources, Inc. in October 2004. Mr. Gehrmann has been with Headwaters Resources and its predecessors since 1985 and was appointed Senior Vice President, Operations in 2004 and was Senior Vice President, Southern Region for the previous five years. During his time with Headwaters Resources, Mr. Gehrmann has been responsible for the development of new products utilizing coal combustion products, the construction and operation of hazardous and non-hazardous waste landfills, and the design and operation of material handling systems. Mr. Gehrmann has worked in the coal combustion products industry since 1985 where he has received a patent, authored numerous technical papers, and developed new products utilizing CCPs. Mr. Gehrmann graduated from the University of Texas at Austin in 1984 with a B.S. degree in Architectural Engineering, with specializations in structural engineering and construction management.

        Bobby L. Whisnant was appointed President of Headwaters Block Division in September 2008. Mr. Whisnant has more than 35 years of experience in the concrete products industry. In 1997, Mr. Whisnant co-founded and was Vice President of Southwest Concrete Products, LP, which was acquired by Headwaters in July 2004 and which is now a leading concrete products company in Texas. Prior to 1997, Mr. Whisnant held the position of Vice-President at Cordell Brick, a concrete masonry and brick manufacturer, and worked as Vice-President at Eagle Lake Concrete, another concrete masonry manufacturer. Mr. Whisnant is responsible for directing Headwaters Block Division's operations in the Texas and Louisiana markets, and has been instrumental in the introduction of new leadership strategies, new product lines, business acquisitions and other market expansions. Mr. Whisnant attended Alpena Community College and holds several certifications from leading concrete technology institutions. He sits on the boards of directors for the National Concrete Masonry Association and the Texas Masonry Council, and is a board member of the Concrete Products Group.

        Brent A. Spann was appointed President of the Headwaters Stone Division in August 2014. Mr. Spann joined Headwaters in July 2004 as Vice President of Marketing & Product Development for Eldorado Stone and his most recent position was Vice President of Sales & Marketing for the Headwaters Stone Division. Mr. Spann has played an instrumental role in the development and introduction of numerous new products and brand extensions. His industry-leading market and brand strategies for Eldorado Stone contributed to securing a leading market position in the manufactured stone industry. Prior to joining Headwaters, Mr. Spann was employed by Dacor Appliances as Marketing/Brand Manager and a member of the Senior Management Strategy Team. Mr. Spann received his B.S. degree in Business Administration with specializations in Marketing & Professional Selling from California Polytechnic University in 1995.

CORPORATE GOVERNANCE

        We uphold a set of basic values to guide our actions and are committed to maintaining high standards of business conduct and corporate governance. We have adopted a Code of Ethics and Business Conduct for directors, officers (including our principal executive officer and principal financial officer) and employees and Corporate Governance Guidelines, which, in conjunction with our Certificate of Incorporation, Bylaws and Board of Directors committee charters, form the framework for governance of Headwaters. The Code of Ethics and Business Conduct, Corporate Governance Guidelines, Board of Directors committee charters, Bylaws and Certificate of Incorporation are available at www.headwaters.com. We will post on this web site any amendments to these governing documents or waivers of the Code of Ethics and Business Conduct for directors and executive officers.

Board Leadership Structure and Independence

        The Board of Directors is divided into three classes, currently comprised of three Class I directors, two Class II directors and two Class III directors. Our directors hold office until the end of their respective terms, normally a three-year period, or until their successors have been duly elected and qualified. Our executive officers are appointed by the Board of Directors and serve at the discretion of the Board.

        Our Board leadership structure is currently comprised of i) a combined Chairman of the Board of Directors and Chief Executive Officer, ii) a Vice Chairman and lead independent Director, and iii) independent Chairmen for each of our three standing Board committees: the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee.

        From time to time, the Nominating and Corporate Governance Committee and the entire Board review the Company's leadership structure, including the positions of Chairman of the Board and Chief Executive Officer. Mr. Kirk A. Benson currently serves as both Chairman of the Board and Chief Executive Officer. Over the last ten years, we have undergone a dramatic change in our business from alternative energy to a building products company. Mr. Benson has led this transition and is intimately familiar with our history, current business, and objectives for the future. Our Board believes it is appropriate to continue this combined role, which provides continuity to the management of the Company as we complete this transition. By serving as both our Chairman and Chief Executive Officer, Mr. Benson is able to provide strong and consistent leadership, vision and direction as we pursue our plans. In addition, our Board believes that its information flow, meetings, deliberations, and decision making processes are more focused, efficient, and effective than if the Chairman and Chief Executive Officer roles were separated.

        Our Chairman is assisted by a strong, independent Vice Chairman. Mr. James A. Herickhoff serves as our Vice Chairman and lead independent Director and has served in these capacities since 1999 and

2001, respectively. As our Vice Chairman, Mr. Herickhoff has the following responsibilities, among others:

  •
  chairing meetings of our Board in the absence of the Chairman and Chief Executive Officer or when it is deemed appropriate in light of the Chairman's management role;

  •
  chairing and setting the agenda for executive sessions of the non-management and independent directors at each regularly scheduled meeting of our Board, and more often as necessary;

  •
  advising on the agenda, information flow, and schedule of meetings for our Board based on input from directors;

  •
  providing feedback to the Chairman and Chief Executive Officer on corporate and Board strategies and, when requested, helping facilitate communications among board members and the Chief Executive Officer; and

  •
  overseeing the evaluation of our Chief Executive Officer.

        The Board of Directors has determined that each of Thomas N. Chieffe, R Sam Christensen, Blake O. Fisher, Jr., James A. Herickhoff, Malyn K. Malquist and Sylvia Summers has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and satisfies the independence requirements required by the New York Stock Exchange, and that each of our standing Board committees is independent and satisfies the relevant SEC or New York Stock Exchange independence requirements for members of such committees. The Board of Directors from time to time reevaluates director independence as warranted by the circumstances. Each of our three standing committees plays an important role in the governance and leadership of our Board. Each is chaired by an independent director and all committee members are independent. The Board of Directors has adopted written charters for each of its three standing Board committees and new directors participate in orientation and training following their appointment to the Board.

Committees of the Board of Directors

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of Mr. Fisher as chair, Messrs. Christensen and Herickhoff, and Ms. Summers. This committee provides assistance to the Board in overseeing corporate governance and identifies individuals qualified to become members of the Board of Directors consistent with Board criteria. The committee also oversees the evaluation of the Board of Directors and management. The charter of the Nominating and Corporate Governance Committee is available at www.headwaters.com.

        Audit Committee.    The Audit Committee currently consists of Mr. Christensen as chair, and Messrs. Chieffe, Fisher and Malquist, each of whom the Board of Directors has determined is an "audit committee financial expert" as defined under SEC rules. Each member of the committee is an independent director. This committee oversees the integrity of our financial statements, disclosure controls and procedures, the systems of internal accounting and financial controls, compliance with legal and regulatory requirements, the qualifications and independence of the independent auditors and the performance of our internal audit function and independent auditors, and the quarterly reviews and annual independent audit of our financial statements. The Audit Committee's report appears below. BDO USA, LLP (BDO), our independent auditors, reports directly to the Audit Committee. The charter of the Audit Committee is available at www.headwaters.com.

        Compensation Committee.    The Compensation Committee currently consists of Mr. Malquist as chair, Messrs. Chieffe and Herickhoff, and Ms. Summers. This committee provides assistance to the Board of Directors in overseeing our compensation policies and practices. It reviews and approves the compensation levels and policies for the Board of Directors; reviews and approves corporate goals and objectives with respect to CEO compensation and, based upon these evaluations, determines and approves the CEO's compensation; makes recommendations to the Board of Directors with respect to non-CEO executive officer compensation, including any required approval of incentive and equity-based plans; reviews and approves bonus compensation guidelines and practices; and administers our incentive compensation plans and authorizes awards granted under the plans. The Compensation Committee also has the responsibility to provide the report to stockholders on executive officer compensation, which appears below. The charter of the Compensation Committee is available at www.headwaters.com.

        The Compensation Committee directly engaged Strategis as compensation consultants to provide market data and to advise it and management about the design of the compensation program, including methods of compensation, commonly used metrics to measure performance, best practices for compensation delivery and the structure of various compensation elements. The consultants also gather, prepare and provide data for external market comparisons in the areas of base compensation, total annual cash compensation, and long-term compensation and meet with the Committee to present findings and recommendations.

Board Oversight of Risk

        Our Board of Directors oversees risk to help ensure a successful business at Headwaters. While the Chairman and Chief Executive Officer, Chief Financial Officer, business unit presidents, and other members of our senior leadership team are responsible for the day-to-day management of risk, our Board of Directors is responsible for appropriate risk oversight and assisting management in addressing specific risks, such as strategic and competitive risks, financial risks, legal risks, and operational risks.

        The Board believes that its leadership structure facilitates its oversight of risk by combining independent leadership, through the Vice Chairman and lead independent director, independent Board committees, and majority independent Board composition, with an experienced Chairman and Chief Executive Officer who has detailed knowledge of our business, history, and the complex challenges we face. The Chairman and Chief Executive Officer's in-depth understanding of these matters and involvement in the day-to-day management of the Company positions him to promptly identify and raise key risks to the Board and focus the Board's attention on areas of concern. The Vice Chairman, independent committee chairs and other directors also are experienced professionals or executives who can and do raise issues for Board consideration and review, and are not hesitant to challenge management. The Board believes there is a well-functioning and effective balance between the non-management directors and the Chairman and Chief Executive Officer, which enhances risk oversight.

        The Board of Directors exercises its oversight responsibility for risk both directly and through its three standing committees. Throughout the year, the Board and each committee spends a portion of their time reviewing and discussing specific risk topics. The full Board is kept informed of each committee's risk oversight and related activities through frequent non-member attendance at committee meetings and committee meeting minutes available to all directors. Strategic, operational and competitive risks are presented and discussed at the Board's regular quarterly meetings. On at least an annual basis, the Board conducts a review of our long-term strategic plans and the presidents of each business unit and other members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks. In addition, at each quarterly meeting, or more often as necessary, the General Counsel updates the board on material legal matters. As needed between Board meetings, our Chairman and Chief Executive Officer provides written reports to the Board on the critical issues we face and the recent developments in our business units, including identified risks.

        The Audit Committee is responsible for reviewing our financial risks. The Audit Committee meets regularly with our Chief Executive Officer, Chief Financial Officer, internal auditor, General Counsel, other members of senior management and the independent auditors to discuss our major financial risk exposures, financial reporting, internal controls, and credit and liquidity risk. The Audit Committee meets regularly in separate executive session with the independent auditors and our internal auditor to facilitate a full and candid discussion of risk and other issues.

        The Compensation Committee is responsible for overseeing human resources and compensation risk, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. The Compensation Committee is charged with monitoring our incentive and equity-based compensation plans, including employee benefit plans.

        The Nominating and Corporate Governance Committee oversees risk related to our overall governance, including Board and committee composition, Board size and structure, director independence, ethical and business conduct and our corporate governance profile and ratings. The Nominating and Corporate Governance Committee also is engaged in overseeing risks associated with succession planning for the Board and management.

Communicating Concerns to Directors

        The non-employee directors have established procedures to enable anyone wishing to communicate with our Board of Directors, including the Vice Chair or other non-management directors, in one of the following ways:

  •
  E-mailing the directors at directors@headwaters.com, or

  •
  Writing to the directors, at the following address:

    Board of Directors
    Headwaters Incorporated
    c/o Corporate Secretary
    10701 South River Front Parkway, Suite 300
    South Jordan, UT 84095

        The Corporate Secretary will forward any communications related to our accounting, internal accounting controls, or auditing matters to the Chair of the Audit Committee, and any other director named in the communication. All other communications will be forwarded to the Vice Chair or other designated lead independent director of the Board of Directors, together with any other director named in the communication. The Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the Company for resolution. If this is the case, the Corporate Secretary will retain a copy of such communication for review by any director upon request.

        The Audit Committee has established procedures for employees who have a concern about our accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Audit Committee in one of the following ways:

  •
  E-mailing to the Audit Committee at headwaters-hotline@blackbearventures.com, or

  •
  Writing to the Audit Committee, at the following address:

    Chair of the Headwaters Incorporated Audit Committee
    PO Box 4760
    Scottsdale, AZ 85261

        Communications may be anonymous.

Board and Committee Meetings

        The Board held a total of five meetings during fiscal 2015. We encourage but do not require Board member attendance at our annual meeting. Our Chairman of the Board attended the 2015 annual meeting.

        The Nominating and Corporate Governance Committee held four meetings in fiscal 2015. The Audit Committee held five meetings in fiscal 2015. The Compensation Committee held six meetings in fiscal 2015. Each director attended at least 75% of the aggregate of the total number of Board and applicable committee meetings.

Nominating and Corporate Governance Committee Report

        The Nominating and Corporate Governance Committee provides assistance to the Board in overseeing corporate governance, evaluates and selects director nominees of the Company to be considered for election at the annual meeting of stockholders and takes such other actions within the scope of its charter as the committee deems necessary or appropriate.

        The Nominating and Corporate Governance Committee has responsibility for identifying and evaluating new nominees to the Board. In evaluating director nominees, the committee, as described in the committee's charter, considers various criteria, including relevant industry experience, general business experience, relevant financial experience, diversity of background and skills, and compliance with independence and other qualifications necessary to comply with any applicable tax and securities laws and the rules and regulations of the New York Stock Exchange. In addition to these factors mandated by the committee charter, directors must have significant interest in serving and be willing and able to make time available to devote to Board activities and to enhance their knowledge of our business. We therefore seek to attract and retain highly qualified directors who have sufficient time to devote to their substantial responsibilities and duties to us and our stockholders.

        An example of the process for selecting a new nominee for director occurred in 2012 when the Board and the Nominating and Corporate Governance Committee decided to search for an additional director in order to provide future continuity as some directors approached retirement. The committee developed the desired qualifications for potential director candidates and then undertook a search for qualified individuals, using as guidelines the criteria outlined in the committee's charter. After a pool of potential candidates was developed, which included obtaining a list of potential candidates from the National Association of Corporate Directors (NACD), the committee reviewed resumes and other written information and conducted several rounds of interviews in which other Board members and senior management participated. While the NACD list included Ms. Summers' name, the NACD did not recommend any particular candidates. In November 2012, the Nominating and Corporate Governance Committee selected Sylvia Summers as a well-qualified candidate to be a new director and the Board ratified the selection. Ms. Summers was offered a seat on the Board effective January 1, 2013, which she accepted, and Ms. Summers was subsequently voted as a director by the stockholders at the 2013 annual meeting.

        In accordance with our Corporate Governance Guidelines, the Board is comprised of three classes of members with staggered three-year terms. One class of members is elected each year by our stockholders at the annual meeting. Between annual meetings of stockholders, the Board may elect directors to serve until the next annual meeting. Nominees for directorship will be selected by the Nominating and Corporate Governance Committee, in accordance with the policies and principles in its charter, and nominated by the Board for stockholder elections. We have used both internal and external resources to assist us in identifying potential director nominees, but have not engaged third parties to evaluate potential director nominees, although we may do so in the future.

        The Committee believes that a classified board structure is in the best interest of the Company's stockholders. It ensures that at any given time there are experienced directors serving on the Board who are familiar with Headwaters' particular businesses, products, markets, opportunities and challenges. The Committee thereby believes that the structure promotes stability, continuity and effective long-term planning. In addition to providing institutional perspective to management and other directors, the Committee believes that a three-year term promotes the independence of non-employee directors.

        To date, we have not received any recommendations from stockholders requesting the Board or any of its committees to consider a nominee for inclusion among the Board's slate of nominees in our proxy statement for our annual meeting. However, our stockholders may recommend director nominees, and the committee will consider nominees recommended by stockholders. A stockholder wishing to submit such a recommendation should send a letter to the Corporate Secretary at our principal executive offices in accordance with the provisions of our Bylaws and as described in the Questions and Answers about the Annual Meeting section under the question, "What are the requirements for presenting stockholder proposals?" The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Director Nominee Recommendation." The letter must identify the author as a stockholder and provide a brief summary of the nominee's qualifications, including such information about the nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the SEC had such nominee been nominated by the Board, as well as contact information for both the nominee and the stockholder. Nominees should at a minimum have relevant business and financial experience and must be able to read and understand fundamental financial statements. We anticipate that nominees recommended by stockholders will be evaluated in the same manner as nominees recommended by anyone else, although the committee may prefer nominees who are personally known to the existing directors and whose reputations are highly regarded. The committee will consider all relevant qualifications as well as our needs in terms of compliance with New York Stock Exchange listing standards and SEC rules.

        The Nominating and Corporate Governance Committee assisted the Board and each of its committees in conducting self-evaluations of their functioning and effectiveness. The committee also has reviewed the Company's CEO succession plan.

Nominating and Corporate Governance Committee
Blake O. Fisher, Jr., Chairman R Sam Christensen James A. Herickhoff Sylvia Summers

Audit Committee Report

        The Audit Committee acts pursuant to a written charter that was approved by the Board of Directors. The Audit Committee oversees our financial reporting process on behalf of the Board. Our management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited consolidated financial statements with our management, including a discussion of the quality, not just the acceptability, of the accounting principles used; the reasonableness of significant judgments made; and the clarity of the disclosures in the financial statements.

        The Audit Committee reviewed with BDO USA, LLP, our independent auditors, which is responsible for expressing an opinion that our consolidated financial statements are presented, in all material respects, in conformity with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee by Public Company Accounting Oversight Board (PCAOB) standards, including PCAOB AS 16, Communication with Audit Committees. In addition, the committee has discussed with BDO the firm's independence from Headwaters, including the matters in the letter from BDO required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with BDO's independence.

        The Audit Committee also reviewed management's report on its assessment of the effectiveness of our internal control over financial reporting and BDO's report on the effectiveness of our internal control over financial reporting.

        The Audit Committee discussed with our internal auditors and BDO the overall scope and plans for their respective audits. The committee regularly meets with the internal auditors and BDO, with and without management present, to discuss the results of their examinations; their evaluations of our internal control, including internal control over financial reporting; and the overall quality of our financial reporting.

        The Audit Committee has responsibility for engaging the independent auditors of Headwaters and for monitoring and assessing the quality and efficiency of the services provided by the auditors. The Audit Committee periodically assesses whether a change in auditors should be considered and is involved in the selection of the lead audit engagement partner whenever a rotational change is required, normally every five years, or for any other reason. BDO was appointed as independent auditors in 2009 and has served in this role since that time. The Audit Committee approves all fees paid to BDO, as described below.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements and management's assessment of the effectiveness of our internal control over financial reporting, together with BDO's reports, be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2015 filed with the SEC. The committee and the Board also have recommended, subject to stockholder approval, the selection of BDO USA, LLP to audit our 2016 consolidated financial statements.

Audit Committee
R Sam Christensen, Chairman Thomas N. Chieffe Blake O. Fisher, Jr. Malyn K. Malquist

Audit and Non-Audit Fees

        The following table summarizes the fees paid or payable to BDO USA, LLP for services rendered for the fiscal years ended September 30, 2014 and 2015. Audit fees include the cost of our annual audit and audits of our subsidiaries, including the independent auditors' assessment of internal control over financial reporting, plus the costs of quarterly reviews, SEC filings requiring the consent of our independent auditors, and comfort letters provided to underwriters.

        Tax fees consisted primarily of compliance tax filings and consultations regarding that compliance work. The Audit Committee approved all of the fees for both 2014 and 2015.

	Fees Paid for Fiscal Year 2014	Fees Paid for Fiscal Year 2015
Audit fees	$1,095,233	$1,014,720
Audit-related fees	0	0
Tax fees	513,931	626,977
All other fees	0	0

Total	$1,609,164	$1,641,697

        The Audit Committee is informed of and approves all services BDO provides. The Audit Committee pre-approves the annual audit fee, tax services, and non-routine SEC filing reviews, as well as the fees for all large projects that are expected to cost more than $50,000. In addition, it has pre-approved $100,000 for routine accounting consultations related to items such as new accounting pronouncements, routine SEC filings requiring consents, and routine tax consultations. Upon performance of such services, the Audit Committee is informed of and approves the matters to which such consultations relate. Upon approval by the Audit Committee of these matters, the amount invoiced for the services performed is added back to the pre-approved $100,000 limit.

Compensation Committee Interlocks and Insider Participation

        No interlocking relationship exists between the members of the Board of Directors or the Compensation Committee and the members of the board of directors or the compensation committee of any other entity, nor has any interlocking relationship existed in the past. None of the members of the Compensation Committee is or has ever been one of our officers or employees.

Compensation Policies, Practices and Risk Management

        The Compensation Committee considers potential risks when reviewing and approving both executive level and broad-based compensation programs. We have designed our compensation programs, including our incentive compensation plans, to minimize potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. We believe that our compensation programs do not encourage excessive risk-taking nor create risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

SECTION ONE—OVERVIEW AND EXECUTIVE SUMMARY

Financial and Operational Performance

        The Company's financial and operational performance for the fiscal year ended September 30, 2015 represented a continuation of the business improvement reflected in the results of the four prior years. In 2015, we achieved record Adjusted EBITDA growth. We had superior organic revenue growth, increasing revenue by price and volume management. In addition, we continued the introduction of internally developed products, and completed bolt-on acquisitions to further expand our product offerings and customer reach. Some of our key financial results for 2015 are summarized below. Please see Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for a more detailed discussion of our 2015 financial results.

Fiscal Year 2015 Performance Highlights

        Our fiscal year 2015 highlights include:

  •
  Strong Total Stockholder Return (TSR)—a fourth consecutive year of substantial increase in stockholder value and continued TSR performance at or above our peers.  The Company's stock price at the end of fiscal year 2015 was $18.80, compared to a stock price of $12.54 at the end of fiscal year 2014. This marks the fourth consecutive year of substantial increase in stockholder value with a one-year TSR of 49.9%, a three-year TSR of 41.9%, and a five-year TSR of 39.2%. These results place us significantly above our peers, and resulted in an increase of over $460 million in stockholder value in fiscal year 2015.

  •
  Strong financial performance that outpaces our peers.  In fiscal year 2015, we continued our growth in revenue and profitability. Our continuing operations performed as well as or better than the median performance of our peer group of companies in several key industry measures, reflecting our operational and financial efficiency:

Metric	Headwaters	Peer Group Median(2)
Return on Equity	20.0%	10.6%
Revenue growth	13.1%	12.2%
Gross Margin	30.1%	21.1%
Adjusted EBITDA Margin(1)	18.5%	13.4%
Operating Margin	11.4%	8.7%

(1)
Adjusted EBITDA Margin is the quotient obtained by dividing Adjusted EBITDA by revenue. See Annex A to this proxy statement for our definition of Adjusted EBITDA and a reconciliation of income from continuing operations to Adjusted EBITDA.

(2)
See Section Three—How Executive Pay is Established—Peer Group for a list of companies in our peer group.
  •
  Four consecutive years of increased Adjusted EBITDA margins.  Fiscal year 2015 marked the fourth consecutive year of increased Adjusted EBITDA margins, with a 110 basis point increase above fiscal year 2014 levels. Revenue growth coupled with strong contribution margins, continuous improvement in efficiency, and cost reductions drove another year of improved profitability. Our 18.5% Adjusted EBITDA margin is the highest since the Company transitioned to a building materials company.

  •
  Achievement of targeted debt leverage.  Through increased profits and cash generation, we reduced our Net-Debt-to-Adjusted EBITDA ratio from 3.2 times to 2.5 times during the fiscal year. This fulfills our long-term goal (set in 2011) to reduce our Net-Debt-to-Adjusted EBITDA ratio (then nearly 7 times) to 2.5 to 3.0 times.

Continued Best Practices in Compensation Governance

        In recent years, increased attention has been given to executive compensation, especially the link between executive pay and Company performance. The most recent (February 2015) Management Say on Pay non-binding advisory vote passed by a 97.5% to 2.2% margin (with approximately 0.3% abstaining), which the Compensation Committee (the Committee) believes reflects substantial stockholder support of the efforts of the Committee and management to strengthen the alignment of the executive compensation programs with stockholder interests. The following is a summary of compensation governance best practices employed by the Company:

BEST PRACTICE ELEMENT	OUR PRACTICE
Ratio of performance-based equity awards to time-based equity awards	Our equity awards (including Restricted Stock Units and Stock Appreciation Rights, or SARs) are 100% performance based.
Ratio of performance-based compensation to overall compensation	Approximately 69% of the compensation for our Named Executive Officers (NEOs), including for our CEO, is performance based.
Rigor of performance goals	Our annual incentive plans include performance hurdles that require significant growth in the profit levels of the Company.

The performance goal of our 2015 equity awards was 110% of the grant date stock price before vesting could occur. The performance goal of our 2016 equity awards requires Adjusted EBITDA in excess of our combined cash interest expense and capital expenditures before vesting can occur.

Peer benchmarking practices

We set the combination of our base salaries and target incentive payments at the projected 50th percentile of our peer group of companies, but with upside opportunities and downside risk based on performance.

Financial/operational results

We achieved a one-year total stockholder return (TSR) of 49.9%, a three-year TSR of 41.9% and a five-year TSR of 39.2% (significantly above the median of our peer group) with an increase of over $460 million in aggregate stockholder value in fiscal year 2015. Our other financial measures are also higher than the 50th percentile in our peer group of companies. Our gross margin was 30.1% compared to a peer median of 21.1%. Our Adjusted EBITDA margin was 18.5% compared to a peer median of 13.4%. Our operating margin was 11.4% compared to a peer median of 8.7%.

No repricing/replacement of underwater equity grants	We do not permit the repricing or replacement of underwater equity grants such as underwater SARs or stock options.
No excessive perquisites or gross-ups	We provide modest perquisites, principally automobile and life insurance benefits and do not provide any gross-up rights to our executives or employees.
No excessive executive change in control provisions	None of our executive agreements provide for excessive cash change in control benefits under the guidelines of Institutional Shareholder Services (ISS), a stockholder advisory service.

BEST PRACTICE ELEMENT	OUR PRACTICE
No large bonus payouts without justifiable performance linkage	All bonus payments are subject to justifiable performance goals and metrics that that are aligned with the interests of our stockholders.
No egregious pension/supplemental executive retirement plan (SERP) payouts	We provide reasonable 401(k) matching contributions, deferred compensation matching contributions, executive retirement program contributions and SERP benefits.
No excessive severance arrangements	We provide severance arrangements that are within the ISS guidelines.
No executives using Company stock in hedging activities	Executives are prohibited by Company policy from using Company stock in hedging arrangements.
No excessive pay differential between CEO and next highest-paid executive officer	The pay ratio between the CEO and the next highest paid executive was 3.4 in fiscal year 2015, which we believe is reasonable.
Non-performance-based pay elements are not a majority of compensation	A substantial portion (approximately 69%) of the base, annual bonus and long term incentive compensation of the NEOs of the Company, including of our CEO, is performance based.
No multi-year guaranteed bonuses	Generally, the Company does not guarantee bonuses for our executives and thus it does not provide any multi-year guaranteed bonuses.
Differentiated performance metric used for short-term and long-term incentive plans	The Company applies different performance metrics under each of our incentive plans in order to balance the short-term and long-term goals of the Company:

•

The annual bonus plan metric is Adjusted EBITDA which (above certain hurdles) is compared to the Adjusted EBITDA performance of our peer group of companies to avoid windfall bonuses. In 2016, we have placed a capping mechanism on annual short-term bonuses.

•

The long-term incentive (LTI) equity plan metric is stock price appreciation for fiscal year 2015 and will be excess Adjusted EBITDA coverage of combined capital expenditures and cash interest expense in fiscal year 2016.

BEST PRACTICE ELEMENT	OUR PRACTICE

•

The LTI cash plan metrics are stock price and cash flow over a three-year period. Awards are adjusted up or down based on stock performance and cash flow during the base year and for the year-over-year changes in cash flow of the Company in years two and three.

Limitation to prevent outsized bonuses	We have placed a capping mechanism on annual short-term bonuses that will be applied to bonuses for 2016.
Clawback policy	The Company has a clawback policy in place.
No high pay opportunities relative to industry peers	The Company has benchmarked executive pay at the 50th percentile of our industry market and peer group of companies, but compensation may be higher or lower based on performance.
No excessive overhang or dilution from equity grants	The Company does not have excessive overhang or dilution from our equity grants.
Low equity grant burn rate

The Company's equity grant burn rate (the speed at which we use shares available for grant) in our LTI equity plan was 0.55% in 2015 and is not expected to be more than 0.42% in 2016, both of which are substantially less than the ISS benchmark of 2.91% for our industry.

No liberal share recycling	The Company's equity plans do not provide for liberal share recycling.
No liberal definition of a change of control	The change of control provisions in the Company's compensation plans do not include a liberal definition of a change of control.
No single trigger acceleration of vesting

All change of control vesting provisions provide for a double trigger acceleration of vesting (which requires a change of control and the involuntary or constructive termination of the employee's employment), or accelerated vesting if awards are not continued by the successor.

No executive employment agreement term in excess of three years	No executive employment agreement of the Company has a term longer than three years.
Frequent and regular communications with stockholders regarding executive compensation

As further explained below, in Section Six—Interaction with Stockholders, we engaged in efforts to communicate with our stockholders throughout fiscal year 2015. In many of the meetings or calls, the topic of executive compensation was addressed with our stockholders.

        More information on these and other governance practices is included in Section Five—Executive Compensation Governance, and Section Six—Interaction with Stockholders.

  Summary of Our Executive Compensation Program

  •
  Our compensation programs focus on pay for performance. The programs utilize short-term and long-term pay-at-risk incentive arrangements which are payable only if financial and individual business objectives are achieved and/or our stock price appreciates. In fiscal year 2015, these pay-at-risk arrangements represented approximately 69% of compensation for our NEOs, including for our CEO.

  •
  Our compensation programs also emphasize the creation of stockholder value. In fiscal year 2015, 70% of the CEO's long-term incentive annual value delivery and 60% of the other NEO's LTI annual value delivery was in the form of equity awards (either SARs or Restricted Stock Awards), which required higher stock price performance as a condition of vesting. In addition, the cash LTI arrangement (which accounts for the non-equity value delivery for the NEOs) includes a feature that correlates the base year value of the LTI cash performance units with the stock price. The design of the programs aligns the interests of our executives with the interests of our stockholders and encourages the executives to manage the Company with a stockholder's perspective.

  •
  The cash performance unit LTI awards feature a three-year performance period. The payouts may be increased or decreased based on the year-over-year Company cash flow in the second and third years of the three-year awards.

  •
  Our compensation programs attract and retain highly motivated and talented executives by requiring and rewarding higher performance that creates value for our stockholders.

  •
  We set all elements of our compensation programs at the median range of our peer group but adjust the compensation up or down based on performance.

  •
  Our executives participate in group benefit programs on the same terms as other salaried employees.

  •
  Our executives have access to a nonqualified deferred compensation plan that allows for voluntary retirement savings on a tax-deferred basis. There is also an Executive Retirement Program (ERP) arrangement that allows the Company to make contributions to the deferred compensation accounts of all executives with a long-term service vesting requirement. These ERP contributions have a stand-alone vesting schedule, with partial vesting beginning at age 61 and full vesting at age 65. This ERP arrangement also supports executive talent retention by encouraging motivated and talented executives to continue service through retirement age.

  •
  Our executives have limited perquisites.

SECTION TWO—DETAILS OF OUR EXECUTIVE COMPENSATION PROGRAM

Objectives and Design of Our Executive Compensation Program

        The three major objectives of our executive compensation program and the ways these objectives are achieved are listed in the following table:

COMPENSATION OBJECTIVE	HOW OBJECTIVE IS ACHIEVED
Rewarding executives for sustained financial performance	• Annual incentive plans have Adjusted EBITDA targets that require improved business unit performance over the prior year.
• Annual incentive plans have individual achievement factors that require participant-by-participant accountability for achievement of key financial objectives as well as non-financial objectives.

•

Long-term cash incentive plans have cash flow milestones or targets that require significant cash flow production, are tied to stock price in the base year to achieve alignment with stockholder interests, and are adjusted for cash flow changes to maintain stockholder alignment in years two and three.

Aligning the interests of executives with the interests of stockholders	• Performance-based SAR and restricted stock grant awards represent a large portion of long-term incentives granted to executives, and only vest if performance hurdles are met.
• Stock ownership requirements are in place for all NEOs.
Attracting and retaining highly motivated and talented executives	• All compensation elements are targeted at the 50th percentile of our peer group of companies and, subject to performance, can pay out at higher or lower than the 50th percentile.

•

Pay-for-performance emphasis attracts executives who are innovative and willing to place at risk a larger portion of their compensation that is tied to their own performance, the performance of the Company and creation of stockholder value.

• SAR grants have multi-year time vesting elements, along with performance hurdles, with forfeiture of unvested awards if an executive leaves within the multi-year performance and vesting period.
• Discretionary bonuses, which are only used on a limited basis, allow for special recognition for exceptional performance.
• Long-term incentive plans require participants to be continuously employed by the Company for a period of at least three years in order to receive 100% of the award value.
• Executive Retirement Plan (ERP) awards vest beginning at age 61 with full vesting at age 65, promoting retention until executives reach retirement age.

Elements of Our Executive Compensation Program

        The various elements of our executive compensation program, along with a brief summary description and purpose of each of the elements, are listed in the following table. A more detailed description of each element follows later in this section.

PROGRAM	DESCRIPTION AND PURPOSE
Annual Compensation
Base Salary (Reflected in the "Salary" column of the Summary Compensation Table)	Annual base salary is a tool to provide executives with a reasonable level of fixed income relative to the responsibility of the positions they hold.
Annual Bonus (Reflected in the "Non-equity incentive plan compensation" column of the Summary Compensation Table)	The annual bonus award is a cash incentive to reward executives for achieving Adjusted EBITDA targets and individual goals.
Discretionary Bonus (Reflected in the "Bonus" column of the Summary Compensation Table)	A discretionary bonus is a cash incentive that accommodates, where appropriate, special recognition.
Long-Term Incentives
Restricted Stock (Reflected in the "Stock Awards" column of the Summary Compensation Table)
Restricted stock is granted to strengthen the interest alignment between executives and stockholder and for long-term creation of stockholder value. Restricted stock represented 35% of the annual LTI grant value for the CEO and 30% of the annual LTI grant value for all other NEOs.
Stock Appreciation Rights (Reflected in the "Option Awards" column of the Summary Compensation Table)
SARs, whether cash- or stock-settled, are granted to provide incentive for long-term creation of stockholder value. SARs represented 35% of the annual LTI grant value for the CEO and 30% of the annual LTI grant value for all other NEOs. All SARs granted in fiscal year 2015 are settled in stock.
Cash Performance Units (Reflected in the "Non-equity incentive plan compensation" column of the Summary Compensation Table)
LTI cash performance units are granted to motivate employees and to reward achievement of cash flow generation. Performance units represented 30% of the annual LTI grant value for the CEO and 40% of the annual LTI grant value for all other NEOs. The cash payments for the performance units are subject to increase or decrease based on stock performance during the base year and the awards are further adjusted for the year-over-year change in cash flow in years two and three of the three-year awards.
Health, Welfare and Retirement Programs (Reflected in the "All other compensation" column of the Summary Compensation Table)
Generally, executives participate in the same health benefit plans that are offered to other salaried employees. Our benefits are market competitive and are designed to help protect the health and welfare of employees and their families as well as provide retirement benefits.

PROGRAM	DESCRIPTION AND PURPOSE

We have an Executive Retirement Program (ERP) arrangement covering approximately 76 executive employees, but not the CEO. This arrangement allows the Company to make contributions to the deferred compensation accounts of all executives. These ERP contributions have a stand-alone vesting schedule, with partial vesting beginning at age 61 and full vesting at age 65. This ERP arrangement enhances executive retention by encouraging executives to continue service through retirement age.
Benefit Plans
Perquisites (Reflected in the "All other compensation" column of the Summary Compensation Table)	Limited perquisites are provided to executives to facilitate job performance. Generally, perquisites include auto allowances and modest insurance payments.

        In fiscal year 2015, the mix of key compensation elements for the CEO and NEOs are shown below. The charts detail the size (in percentage terms) of each element of compensation. The extracted sections of the charts reflect the performance-based components of compensation. For example, 72.0% of the CEO's compensation is at risk.

Base Salary (Reflected in the "Salary" column of the Summary Compensation Table)

        We consider base salary a tool to provide executives with a reasonable level of fixed income relative to the responsibility of the positions they hold. Base salaries are established using criteria that include the level of responsibility for the position, base salary data for other internal positions and base salaries for similar positions from benchmark information and other surveys provided by consultants.

        The CEO's base salary is reviewed annually by the Committee at the beginning of each fiscal year (October 1) and is adjusted to reflect external market equity based on data provided by executive compensation consultants. NEO base salaries are reviewed annually by the CEO and the Committee at the beginning of each fiscal year (October 1), and are adjusted from time to time by the CEO and the Committee to reflect changes in responsibility level, internal equity or external market equity based on data provided by executive compensation consultants. We target base salary to be at the 50th percentile of our peer group of companies. In fiscal year 2015, our NEO base salaries ranged from $300,019 to $738,005, as reflected in the table below:

Named Executive Officer	2014 Base Salary	2015 Base Salary	2014 to 2015 Increase	Percentage of Target Base Salary
Kirk A. Benson, Chief Executive Officer	$720,000	$738,005	2.5%	87.2%
Donald P. Newman, Chief Financial Officer	$338,827	$352,373	4.0%	86.5%
Harlan M. Hatfield, Vice President, General Counsel and Secretary	$310,591	$323,024	4.0%	87.3%
Murphy K. Lents, President, Headwaters Siding and Roofing	$287,935	$300,019	4.2%	109.0%
William H. Gehrmann, III, President, Headwaters Construction Materials	$300,888	$319,193	6.0%	105.9%

Annual Bonus (Reflected in the "Non-equity incentive plan compensation" column of the Summary Compensation Table)

        In the 2015 fiscal year, we continued an annual bonus plan that establishes bonus pools for each operating group of the Company. The Company has two primary segments; Construction Materials (which is its own operating group) and Building Products. Within Building Products, there are five operating groups; Siding, Stone, Block, Metal Roofing and Roof Tile Group. Separate bonus pools are also established for the Headwaters Technology Innovations (HTI) group and for corporate executives. Participation in the various bonus pools is reflected in the table below:

Named Executive Officer	Bonus Pool
Kirk A. Benson, Chief Executive Officer	Corporate Bonus Pool
Donald P. Newman, Chief Financial Officer	Corporate Bonus Pool
Harlan M. Hatfield, Vice President, General Counsel and Secretary	Corporate Bonus Pool
Murphy K. Lents, President, Headwaters Siding and Roofing	Siding Group, Metal Roofing Group and Roof Tile Group Bonus Pools
William H. Gehrmann, III, President, Headwaters Construction Materials	Construction Materials Bonus Pool

        The bonus pools are dependent upon the amount of Adjusted EBITDA generated for each of the operating groups. Adjusted EBITDA has been used because it:

  •
  is a common performance measure that approximates cash generation;

  •
  is included in periodic management reports, so it is actively used by management as a performance metric and participants have ready access to this performance metric throughout the fiscal year;

  •
  is easily understood by participants; and

  •
  provides a good correlation between management decisions and company performance.

        The annual bonus calculation for each participant is as follows:

Operating Group Bonus Pool	X	Individual Bonus Pool Share	X	Individual Goal Factor

        The Operating Group Bonus Pool is constructed by setting aside a percentage of the applicable operating group's Adjusted EBITDA to fund the pool. At the beginning of each fiscal year, the Committee approves a bonus pool schedule for each of the Company's operating groups and for the corporate management group. The size of each bonus pool is based on market data to deliver compensation tied to performance that is at the 50th percentile of total cash compensation at targeted operating performance levels. The ultimate funding of the bonus pool is tied to the level of Adjusted EBITDA achieved by each operating group. For the corporate group, funding is based on the consolidated performance of the Company.

        A direct correlation is established between the operating group Adjusted EBITDA performance and participant rewards. When setting the pool size, management, in consultation with the Committee, projects a likely range of Adjusted EBITDA performance for each operating group, setting minimum Adjusted EBITDA thresholds so that any Adjusted EBITDA attainment below the threshold results in no bonus pool being established. Once the threshold is attained, a set-aside percentage of Adjusted EBITDA is established so that when operating group performance levels are comparable to expected market levels of performance, the resulting bonus pool pays employees at a rate that (when combined with base salaries) is roughly equivalent to the 50th percentile of market total cash compensation.

        For the Company's 2015 fiscal year, the segment Adjusted EBITDA ranges and attainments were as follows:

	Projected Range
(in millions) Segment	From (Threshold)	To (Market 50th Percentile Performance Level)	Actual
Construction Materials	$54.3	$74.0	$81.9
Building Products	$75.8	$103.6	$105.1
Consolidated (Corporate)	$113.9	$155.2	$165.7

        For fiscal year 2015, the percentage of Adjusted EBITDA over the threshold to be contributed to the bonus pool and the resulting total bonus pool amounts are reflected in the table below:

Segment/Group	Percentage of Adjusted EBITDA Above Threshold Contributed to Bonus Pool	Total Bonus Pool Generated
Construction Materials	9.71%	$2,682,365
Siding Group	8.21%	$868,000
Stone Group	3.87%	$358,000
Block Group	9.87%	$580,296
Metal Roofing Group	8.57%	$287,835
Roof Tile Group	5.05%	$14,000
HTI	22.74%	$745,056
Consolidated (Corporate)	6.53%	$3,382,000

        An individual's share of the operating group's bonus pool (the Individual Bonus Pool Share) is established for each participant by operating group management and the CEO and is approved by the Committee using an analysis of market total cash compensation for each participant in the respective bonus pool. The individual's share of the bonus pool is approximately the amount necessary for each participant to achieve the 50th percentile of benchmark total cash compensation (when added to the participant's annual base salary). These preliminary shares are then evaluated by the operating group leader and/or the CEO and subjectively adjusted to accommodate the participant's sphere of influence, the participant's impact on Adjusted EBITDA, the participant's shares from previous years, the ratio of the participant's base salary to the total base salary for the operating group, bonus data from the benchmark and market survey data and internal equity. The sum of all individual bonus pool shares for a particular operating group is 100%.

        The Individual Goal Factor in the bonus computation represents the achievement of individual goals that support operating group and Company-wide financial and strategic initiatives. We conduct an annual planning process commencing in late spring to initiate development of a business plan for the next year. The financial and strategic plan for our upcoming fiscal year is further developed with input from the NEO senior executives and other members of management. Senior executives formulate individual goals to support the Company-wide plans and initiatives. The objectives are weighted, with the combined weighting totaling 100%. Individual goals and weighting of the goals for the NEO senior executives were as follows:

Mr. Benson:	Consolidated Adjusted EBITDA	30%
	Consolidated Revenue	30%
	Strategic Growth	20%
	Safety	10%
	Continuous Improvement	10%
Mr. Newman:	Balance Sheet Structure	30%
	Consolidated Adjusted EBITDA	20%
	Consolidated Cash Flow	10%
	Continuous Improvement	10%
	Accounting and Systems Improvements	10%
	Safety	5%
	Regulatory Compliance	5%
	Capital Expenditures Management	5%
	Tax Management	5%
Mr. Hatfield:	Legal and Regulatory Compliance	30%
	Strategic Growth Support	20%
	Balance Sheet Structure Support	20%
	Safety	10%
	Legal Entity Structure Support	10%
	Consolidated Operating Income	10%
Mr. Lents:	Operating Group Revenue	30%
	Operating Group Adjusted EBITDA	20%
	Operating Group Continuous Improvement	15%
	Organizational Improvement	15%
	Safety	10%
	Manage Capital Expenditures	10%
Mr. Gehrmann:	Segment Adjusted EBITDA	30%
	Business IT Improvements	15%
	Strategic Growth	10%
	Safety	10%
	Continuous Improvement	10%
	Manage Capital Expenditures	10%
	Management Development	10%
	Customer Relationship Data Management	5%

        These individual goals are reviewed and approved or adjusted by the CEO at the beginning of the fiscal year. During the fiscal year, NEOs and other participants work to complete the goals. At the end of the fiscal year, results are reported. The CEO evaluates the reports and recommends a final achievement factor for each executive to the Committee. The final achievement factor can range from 0% to 100%. The Committee and the Board discuss CEO performance to determine his final achievement factor.

        In 2015, individual goal achievement factors for the NEOs ranged from 80% to 100% as shown below.

Named Executive Officer	2015 Individual Goal Factor
Kirk A. Benson, Chief Executive Officer	100% attainment
Donald P. Newman, Chief Financial Officer	100% attainment
Harlan M. Hatfield, Vice President, General Counsel and Secretary	100% attainment
Murphy K. Lents, President, Headwaters Siding and Roofing	80% attainment (Mr. Lents' attainment was impacted by revenue growth and EBITDA goals that were not fully achieved.)
William H. Gehrmann, III, President, Headwaters Construction Materials	92.5% attainment (Mr. Gehrmann's attainment was impacted by business IT goals that were not fully achieved)

        The annual bonus calculation for each of the NEOs is shown in the table below:

Named Executive Officer	Operating Group Bonus Pool		Individual Bonus Pool Share		Individual Goal Factor		2015 Annual Bonus
Kirk A. Benson, Chief Executive Officer	$3,382,000	X	36.0%	X	100%	=	$1,217,520
Donald P. Newman, Chief Financial Officer	$3,382,000	X	11.7%	X	100%	=	$395,694
Harlan M. Hatfield, Vice President, General Counsel and Secretary	$3,382,000	X	10.1%	X	100%	=	$341,582
Murphy K. Lents, President, Headwaters Siding and Roofing	$868,000 (Siding Group)	X	16.5%	X	80%	=	$114,576
	$287,835 (Metal Roofing Group)	X	10.0%	X	80%	=	$23,027
	$14,000 (Roof Tile Group)	X	18.5%	X	80%	=	$2,072
	Murphy Lents Total						$139,675
William H. Gehrmann, III, President, Headwaters Construction Materials	$2,682,385	X	10.6%	X	92.5%	=	$263,006

        This bonus system serves to focus annual bonus plan participants on metrics that are consistent with each participant's sphere of influence (for example, operating group executive bonus metrics are primarily focused on the executive's operating group performance), and therefore more within their control. In addition, participants are focused on Adjusted EBITDA, a commonly reported and easily understood financial metric of Company performance.

Discretionary Bonus (Reflected in the "Bonus" column of the Summary Compensation Table)

        In some circumstances, the Committee may determine that significant market inequities exist, that performance significantly exceeded expectations, or that selected employees are deserving of special recognition. In these cases, discretionary bonuses are used to assure that appropriate corrections are made for temporary market inequities or to assure that executives are appropriately rewarded for their individual efforts. The Committee determines discretionary bonuses for the CEO. The CEO recommends discretionary bonuses for all other participants, including the NEOs, which are then approved or adjusted by the Committee. In fiscal year 2015 there were two discretionary bonuses for NEOs. Mr. Lents was awarded a discretionary bonus of $2,253 in recognition of the performance of the Metal Roofing Group and Mr. Gehrmann was awarded a discretionary bonus of $70,206 in recognition of his personal performance and the extraordinary performance of the Construction Materials business segment.

        In general, we target total cash compensation to be at the 50th percentile of our peers. When all bonuses (annual and discretionary) are added to base salary, the fiscal year 2015 total cash compensation is higher than target (the 50th percentile of our peers) for all NEOs. The fiscal year 2015 total cash compensation for Messrs. Benson, Newman and Hatfield reflect the strong performance of Headwaters. Mr. Lents' total cash compensation is reflective of significant operating income, cash flow and Adjusted EBITDA growth in the Siding Group and Metal Roofing Group during fiscal year 2015. Mr. Gehrmann continued to lead the Construction Materials segment to significant operating income, cash flow and Adjusted EBITDA growth in fiscal year 2015. The computation of the total cash compensation and the percentage of target total cash compensation are reflected in the chart below:

Named Executive Officer	2015 Base Salary	2015 Annual Bonus	2015 Discretionary Bonus	2015 Total Cash Compensation	Percentage of Target Total Cash Compensation
Kirk A. Benson, Chief Executive Officer	$738,005	$1,217,520	$0	$1,955,525	124.91%
Donald P. Newman, Chief Financial Officer	$352,373	$395,694	$0	$748,067	118.09%
Harlan M. Hatfield, Vice President, General Counsel and Secretary	$323,024	$341,582	$0	$664,606	118.39%
Murphy K. Lents, President, Headwaters Siding and Roofing	$300,019	$139,675	$2,253	$441,947	115.97%
William H. Gehrmann, III, President, Headwaters Construction Materials	$319,183	$263,006	$70,206	$652,395	149.03%

Restricted Stock (Reflected in the "Stock awards" column of the Summary Compensation Table)

        Our equity awards are designed to reward employees at the 50th percentile compensation level of the market. In 2015, the Committee approved the restricted stock awards shown in the table below. Restricted stock was chosen because of the Committee's desire to strengthen the alignment between executives and stockholders and the Committee's belief that full-value grants to executives enhance the long-term creation of stockholder value. Typically these grants vest over three years and are subject to a stock price performance requirement before vesting can occur. For fiscal year 2015 grants, the stock performance requirement was 110% of the grant date stock price before vesting can occur. Generally, the grants were calculated using the median of the benchmark and market survey data for total long-term incentive compensation, less the value projected to be delivered by SARs and long-term cash incentive performance units. The resulting dollar value was divided by the stock price on the date of grant to determine the number of restricted stock shares granted. The restricted stock grants for fiscal 2015 for the NEOs were as follows:

Named Executive Officer	Restricted Stock Shares
Kirk A. Benson, Chief Executive Officer	52,055
Donald P. Newman, Chief Financial Officer	9,671
Harlan M. Hatfield, Vice President, General Counsel and Secretary	7,283
Murphy K. Lents, President, Headwaters Siding and Roofing	3,454
William H. Gehrmann, III, President, Headwaters Construction Materials	3,895

Stock Appreciation Rights (Reflected in the "Option awards" column of the Summary Compensation Table)

        In 2015, the Committee approved the grant of Stock Appreciation Rights (SARs) shown in the table below. Stock-settled SARs were used because of the Committee's desire to deliver value with stock price appreciation and strengthen the alignment between executives and stockholders. Typically these grants vest over three years and are subject to a stock price performance requirement before vesting can occur. For fiscal year 2015 grants, the stock performance requirement was 110% of the grant date stock price before vesting can occur. Generally, the grants were calculated using the median of the benchmark and market survey data for total long-term incentive compensation, less the value projected to be delivered by restricted stock and long-term cash incentive performance units. The resulting dollar value was divided by the Black-Scholes-Merton value of each SAR on the date of grant to determine the number of SARs granted. The SAR grants for fiscal 2015 for the NEOs were as follows:

Named Executive Officer	Stock-Settled SARs
Kirk A. Benson, Chief Executive Officer	105,816
Donald P. Newman, Chief Financial Officer	19,659
Harlan M. Hatfield, Vice President, General Counsel and Secretary	14,804
Murphy K. Lents, President, Headwaters Siding and Roofing	7,021
William H. Gehrmann, III, President, Headwaters Construction Materials	7,917

        All stock-based awards granted by the Company must have prior Committee approval. With very few exceptions, stock-based awards are granted at regularly scheduled Committee meetings, usually held in connection with regularly scheduled Board meetings. Occasionally, the Committee will approve an award in connection with the appointment of a newly-hired officer, the timing of which may necessitate a special Committee meeting not held in connection with a regular Board meeting. The exercise price for these stock-based awards is typically the closing price on the day before the Committee approves the award grant, or (if the Committee is meeting in close proximity to a quarterly earnings announcement) the closing stock price on the second day following an earnings announcement. It is against Company policy to back-date stock-based awards or to try to time stock-based awards for any reason.

Cash Performance Units (Reflected in the "Non-equity incentive plan compensation" column of the Summary Compensation Table)

        Our long-term cash incentive arrangement is designed (when combined with other LTI elements) to reward employees at the 50th percentile compensation level of the market when targeted performance is achieved. In these arrangements, cash is delivered through performance units. A performance unit is simply a unit of award that is assigned a value. In our arrangement, the unit is valued at the price of one share of stock.

        In fiscal year 2015, the Committee approved performance unit grants for all NEOs. Performance unit awards are settled in cash based on two factors: the achievement of goals tied to cash flow (as defined) generated during a performance period, and the change in the 60-day trailing average closing stock price on the start date of the performance period, as compared to the stock price at the end of the performance period. Generally, the cash flow goal reflects cash flow generation for a base year period and awards are adjusted for changes in cash flow in the two years subsequent to the base year period.

        In fiscal year 2015, our long term incentive compensation was divided between cash and equity consideration. The step-by-step process for administering the delivery of LTI compensation as applied in fiscal year 2015 was as follows:

  •
  Using market data, an LTI individual compensation goal amount is set. Total long-term incentive amounts are set for each participant using the 50th percentile of benchmark and market survey data. For the CEO's total long-term incentive goals, 30% was designed to be delivered using cash, with 70% delivered through equity instruments. For the other NEOs' total long-term incentive goals, 40% was designated to be delivered using cash, with 60% delivered through equity instruments. This mix of cash and equity delivery was chosen for the following reasons:

  •
  Market data supports a stronger emphasis on equity delivery for long-term incentives. Equity instruments like restricted stock and/or SARs promote retention by using a three-year vesting period and align the interests of the executives and the stockholders.

  •
  Cash value is delivered to enhance executive recruiting and retention and gives executives an opportunity to diversify their personal portfolios.

  •
  This mix supports the goal of maintaining an appropriate "burn rate" of equity shares authorized under the incentive compensation plan.

    Total long-term incentive targets (reflecting market LTI amounts), as well as the cash and equity portions of the total long-term target for each participating NEO are reflected in the table below:

Named Executive Officer	Annual Cash-Based Long-Term Incentive Target	Annual Equity-Based Long-Term Incentive Target	Total Annual Long-Term Incentive Target
Kirk A. Benson, Chief Executive Officer	$581,385	$1,356,564	$1,937,949
Donald P. Newman, Chief Financial Officer	$168,017	$252,026	$420,043
Harlan M. Hatfield, Vice President, General Counsel and Secretary	$126,526	$189,790	$316,316
Murphy K. Lents, President, Headwaters Siding and Roofing	$60,006	$90,008	$150,014
William H. Gehrmann, III, President, Headwaters Construction Materials	$67,667	$101,500	$169,167
  •
  The LTI cash goal amount is divided by the 60-day average closing stock price of the Company at the beginning of the base year to arrive at the initial number of performance units granted. The 60-day trailing average closing stock price at the commencement of the base year and the resulting initial performance unit grants for each affected NEO are reflected in the table below:

Named Executive Officer	Annual Cash Long-Term Incentive Target	60-Day Trailing Average Closing Stock Price October 1, 2014	Initial Performance Unit Grant
Kirk A. Benson, Chief Executive Officer	$581,385	$12.56	46,289
Donald P. Newman, Chief Financial Officer	$168,017	$12.56	13,377
Harlan M. Hatfield, Vice President, General Counsel and Secretary	$126,526	$12.56	10,074
Murphy K. Lents, President, Headwaters Siding and Roofing	$60,006	$12.56	4,778
William H. Gehrmann, III, President, Headwaters Construction Materials	$67,667	$12.56	5,387

  •
  Cash flow is measured by each operating group during the base year. At the beginning of the fiscal year 2015 (the base year for the 2015 cash LTI grants), the Committee established minimum, target and maximum cash flow goals as reflected in the table below.

Segment	Minimum	Target	Maximum
Construction Materials	$54,172,000	$67,716,000	$81,259,000
Building Products	$60,094,000	$75,117,000	$90,141,000
Corporate and HTI (Company-wide cash flow)	$88,824,000	$111,030,000	$133,236,000
  •
  The number of performance units is calibrated commensurate with cash flow performance at the end of the base year. At the end of the base year, the initial performance unit grants were adjusted according to the following table:

Cash Flow Performance	Performance Unit Adjustment
Below Threshold	Initial Units X 0.00 (No award)
Threshold	Initial Units X 0.25
Between Threshold and Target	Initial Units prorated between 0.25X and 1.00X(1)
Target	Initial Units X 1.00
Between Target and Maximum	Initial Units prorated between 1.00X and 2.00X(1)
At and Above Maximum	Initial Units X 2.00

(1)
Proration is calculated in a linear fashion between the threshold and target or between target and maximum.

    During the 2015 base year period, actual cash flow generation by operating group and the resulting adjustment multipliers are reflected in the table below.

Segment/Operating Group	FY 2015 Cash Flow	Unit Multiplier
Construction Materials	$76,027,000	1.61X
Building Products	$80,843,000
Siding Group		1.46X
Stone Group		0.78X
Block Group		2.00X
Metal Roofing Group		2.00X
Roof Tile Group		0.00X
Corporate and HTI (Company-wide cash flow)	$129,350,000	1.83X

        The calculation of adjusted performance units is reflected in the table below.

Named Executive Officer	2015 Initial Performance Unit Grant	Performance Unit Adjustment	2015 Adjusted Performance Units
Kirk A. Benson, Chief Executive Officer	46,289 Units	1.83X	84,709 Units
Donald P. Newman, Chief Financial Officer	13,377 Units	1.83X	24,480 Units
Harlan M. Hatfield, Vice President, General Counsel and Secretary	10,074 Units	1.83X	18,435 Units
Murphy K. Lents, President, Headwaters Siding and Roofing	3,391 Units (Siding Group)	1.46X	4,951 Units
	366 Units (Metal Roofing Group)	2.00X	732 Units
	1,021 Units (Roof Tile Group)	0.00X	0 Units
Murphy Lents Total	4,778 Units		5,683 Units
William H. Gehrmann, III, President, Headwaters Construction Materials	5,387 Units	1.61X	8,673 Units
  •
  Cash payments are calibrated using the final performance units earned multiplied by the 60-day average closing stock price at the end of the performance period. Generally, vesting occurs in two stages, with 50% of the adjusted performance unit amount vesting at the end of the fiscal year following the base year period (at the end of fiscal year 2016), and 50% vesting at the end of the second fiscal year following the base year period (at the end of fiscal year 2017). The amounts paid at the end of each vesting period are adjusted for year-over-year cash flow change, reducing or increasing the initial potential cash payments by a maximum of 50% (a range of 50% to 150% of the initial amount). The payout at the end of fiscal year 2016 will be adjusted by the percentage of cash flow change from 2015 to 2016, and the payout at the end of fiscal year 2017 will be adjusted by the percentage of cash flow change from 2016 to 2017.

  •
  Assuming that operating group cash flows are constant for fiscal years 2016 and 2017 (thereby eliminating any cash flow performance adjustment in those fiscal years), cash payments flowing from the 2015 grants are projected in the table below.

Named Executive Officer	2015 Adjusted Performance Units	60-Day Average Closing Stock Price	Total Potential Cash Payment	Amount Vesting 9/30/16	Amount Vesting 9/30/17
Kirk A. Benson, Chief Executive Officer	84,709 Units	$20.19	$1,710,275	$855,138	$855,137
Donald P. Newman, Chief Financial Officer	24,480 Units	$20.19	$494,251	$247,126	$247,125
Harlan M. Hatfield, Vice President, General Counsel and Secretary	18,435 Units	$20.19	$372,203	$186,102	$186,101
Murphy K. Lents, President, Headwaters Siding and Roofing	5,683 Units	$20.19	$114,740	$57,370	$57,370
William H. Gehrmann, III, President, Headwaters Construction Materials	8,673 Units	$20.19	$175,108	$87,554	$87,554

        The design of the long-term cash incentive plan further reinforces the link between Company performance and executive compensation.

Benefits (Reflected in the "All other compensation" column of the Summary Compensation Table)

        Our benefits offerings are designed to achieve competitiveness with other employers. Generally, our benefits are targeted to approximate market median levels. For retirement, we encourage pre-tax retirement savings through the use of a traditional 401(k) plan and a deferred compensation plan, but offer no defined benefit pension plans or other broad-based retirement programs.

        401(k) Plan.    All full-time employees (including NEOs) are eligible to participate in the Headwaters 401(k) Savings and Investment Plan (401(k) Plan). We have adopted the IRS safe harbor approach and matched participant deferrals in the amount of 100% of the first three percent of compensation deferred and 50% of the next two percent of compensation deferred. Matching contributions are fully vested.

        Deferred Compensation Plan.    The Deferred Compensation Plan (DCP) is not qualified under Section 401(a) of the Internal Revenue Code and is limited to a selected group of management employees and highly compensated employees. The purpose of the DCP is to facilitate retirement savings above what is available by statute to highly-compensated employees through the 401(k) Plan. All NEOs currently employed are eligible to participate in the DCP and can annually elect to defer up to 50% of base salary and up to 100% of incentive compensation into the plan. In fiscal year 2015, we matched participant deferrals in the amount of 100% of the first three percent of compensation deferred and 50% of the next two percent of compensation deferred for compensation over $265,000 per year. Matching contributions are fully vested.

  Other Retirement Arrangements.

  •
  In April 2010, we entered into an employment agreement covering Mr. Benson's employment for the five-year period commencing April 1, 2010 through March 31, 2015. Mr. Benson's agreement included a provision for a supplemental retirement compensation arrangement. The arrangement called for the Company to contribute six installments of 42.5% of base salary annually during the term of the agreement to an unfunded bookkeeping account. The account balance is further credited using a 7% annual interest rate, compounded annually. The allocations and interest will be paid to Mr. Benson in a single lump sum upon his retirement. These provisions were continued when we renegotiated the agreement with Mr. Benson for the three-year period commencing April 1, 2012 and ending March 31, 2015. This level of retirement compensation was intended to make up for retirement benefits not delivered by other compensation arrangements in years prior to 2010. In fiscal year 2014, we amended and restated the agreement with Mr. Benson. The amended agreement calls for additional supplemental retirement contributions of 30% (72.5% in the aggregate) of base salary through the term of the employment agreement, which expires in March 2017.

  •
  Executive Retirement Program (ERP).  The Committee has approved a mechanism to make retirement contributions to middle management and executives based on the overall profitability of the Company. This mechanism gives the Committee discretion over the timing of the contributions and the contribution amounts. Generally, contributions can be made after appropriate financial performance is achieved. Standard contributions are considered to be appropriate in years where Company performance is reflective of the middle of the economic cycle. The contribution amount for each individual is based on age, service and pay level, with age and service counting equally. The age and service formula is reflected in the table below.

Age Plus Service	Level of Contribution
70 or more age and service points	High
55 to 69 age and service points	Medium
54 or less age and service points	Low

    For each level of contribution, the Committee determines a percentage that is applied to the base salary and target annual bonus (bonus necessary to achieve approximately the 50th percentile of market total compensation) to arrive at the final contribution amount.

    In fiscal year 2015, the Committee determined that Company performance was above that of the middle of the economic cycle. The committee therefore increased ERP contributions by 23.77% above the standard contribution. The calculations resulting in standard and expanded contributions for the NEOs are reflected in the table below. No contribution was made for Mr. Benson because he participates in the individual retirement plan described above.

Named Executive Officer	Base Salary	Target Bonus	Total Target Compensation	Age and Service	Contribution Percent	Standard ERP Contribution	Expanded ERP Contribution for FY2015
Donald P. Newman, Chief Financial Officer	$352,373	$261,972	$614,345	55	8%	$49,148	$60,832
Harlan M. Hatfield, Vice President, General Counsel and Secretary	$323,024	$226,130	$549,154	73	12%	$65,898	$81,565
Murphy K. Lents, President, Headwaters Siding and Roofing	$300,019	$153,299	$453,318	82	12%	$54,398	$67,331
William H. Gehrmann, III, President, Headwaters Construction Materials	$319,183	$126,078	$445,261	89	12%	$53,431	$66,134

    All contributions are made through the DCP and vest according to the participants' age. In an effort to use the ERP mechanism solely as a retirement benefit, there is no vesting for participants under age 61. Beginning at age 61, each profit sharing contribution vests 20 percent per year of age, with 100 percent vesting at age 65. Only vested portions of this contribution are reflected in the Summary Compensation Table.

        Other Benefits.    Eligible employees, including NEOs, participate in various other employee benefit plans, including medical and dental care plans; flexible spending accounts for health care and dependent care; life, accidental death and dismemberment and disability insurance; employee assistance programs; and vacation. Executives participate in the same benefit programs that are offered to other salaried employees.

        Perquisites (Reflected in the "All other compensation" column of the Summary Compensation Table). With respect to perquisites, we prefer to take a minimalist approach. Limited perquisites are provided to executives to facilitate job performance. Generally, perquisites include auto allowances and modest insurance payments.

SECTION THREE—HOW EXECUTIVE PAY IS ESTABLISHED

        Our executive compensation philosophy is built around three objectives: supporting stockholder value creation through sustained financial performance, aligning the interests of executives with the interests of stockholders, and attracting and retaining highly motivated and talented executives.

        Our compensation philosophy generally results in the establishment of base pay rates that are at or near the 50th percentile of market for executives in similar positions. We compete against companies in many industries for executive talent. Because we believe that our benchmark peer group does not necessarily represent all of the companies that may be direct competitors for executive talent, we also rely upon general industry national survey data of companies which are a similar revenue size to establish market pay levels. This data was primarily gathered from surveys sponsored by Towers Watson Data Services, a national compensation consulting firm. The Towers Watson Data Services Top Management Compensation Survey included data from 966 companies in a variety of industries, including construction materials. We typically do a full review every three years. The last full review was completed in early 2013.

        Outside of the benchmark group, the Committee was not aware of the identity of any of the companies in these surveys. For each reviewed position, our consultants blended benchmark group data with the broader surveys, equally weighting the benchmark group and broader published survey data. This blended data was used to benchmark base salaries, annual incentive and long-term incentive opportunities as well as total compensation.

        Annual bonus opportunities are performance based and we construct them to provide compensation to our executives, which (assuming target company performance is achieved) results in targeted annual total cash compensation at the 50th percentile of the benchmark and market data. We design our long-term incentive opportunities to track our long-term performance when compared to the performance of the general business market. If our performance is comparable to the general market, the long-term incentive opportunities are designed to reward executives at approximately the 50th percentile of benchmark long-term incentives. If our performance is better than market levels, the long-term incentives deliver proportionally more value to executives and less than the 50th percentile if our performance lags behind the market. Retirement and benefit systems and perquisites are designed to reward executives at the 50th percentile of the benchmark survey. This combination of factors results in total compensation packages that approximate the 50th percentile of the benchmark survey when target company performance is achieved.

Compensation Decisions

        General Process.    Our executive compensation decisions are the product of several factors, modified by judgment and discretion as necessary. The predominant factors include:

  •
  key financial measurements such as revenue, operating income, Adjusted EBITDA, and cash flow;

  •
  strategic initiatives such as business restructuring, acquisitions, divestitures, joint ventures, and implementation of lean process improvements;

  •
  achievement of specific operational goals relating to the sphere of influence led by the executive;

  •
  compensation of other executives within the Company (to ensure internal equity); and

  •
  compensation in the external benchmark survey (from data generated by compensation consultants).

        Role of Compensation Committee.    All members of the Committee are independent directors, enabling them to be objective representatives of the stockholders. The Committee oversees the overall design, development and implementation of our compensation program. The Committee evaluates the performance of the CEO and determines CEO compensation consistent with the objectives of the compensation program. The Committee also approves all incentive compensation plans and approves or revises recommendations made by the CEO for compensation decisions affecting other executives. In addition, the Committee approves all bonuses, awards and grants under all incentive plans for all executives, including NEOs.

        Role of CEO.    Our CEO, assisted by our Human Resources department, is responsible for the implementation and administration of our compensation program throughout the organization. The CEO evaluates the performance of executives and, consistent with the objectives of the compensation program, meets regularly with the Committee and consultants to consider and recommend compensation programs, set and evaluate plan metrics, and make specific recommendations on the form and amount of compensation for NEOs.

        Role of Compensation Consultants.    The Committee retained Strategis Compensation & Governance, a recognized national executive compensation consulting firm, to assist the Committee with its responsibilities related to the Company's executive compensation programs. The fees paid to Strategis for executive compensation consulting to the Committee in fiscal year 2015 were $29,112. Strategis did not provide any other services to us in fiscal year 2015, nor does their engagement result in any conflict of interest.

        Because of the policies and procedures the Committee has in place with Strategis, the Committee believes that the advice it receives from the executive compensation consultants is objective. These policies and procedures include:

  •
  The consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by the consultant or any of the consultant's affiliates;

  •
  The consultant is not responsible for selling other services to the Company;

  •
  The consultant's professional standards prohibit individuals from considering any other relationships the consulting firm and any of the consulting firm's affiliates may have with the Company in rendering his or her advice and recommendations;

  •
  The Committee has the sole authority to retain and terminate the executive compensation consultant;

  •
  The consultant has direct access to the Committee without management intervention;

  •
  The Committee evaluates the quality and objectivity of the services provided by the consultant each year and determines whether to continue to retain the consultant; and

  •
  The protocols for the engagement (described below) limit how the consultant may interact with management.

        While it is necessary for the consultant to interact with management to gather information, the Committee has adopted protocols governing if and when the consultant's advice and recommendations can be shared with management. These protocols are included in the consultant's engagement letter. The Committee also determines the appropriate forum for receiving consultant recommendations. Where appropriate, management invitees are present to provide context for the recommendations. From time to time the consultant meets privately with the Chair of the Committee to discuss executive compensation issues. This approach protects the Committee's ability to receive objective advice from the consultant so that the Committee may make independent decisions about executive pay at the Company.

        Management also continued to use the services of a separate nationally recognized executive compensation consulting firm, Towers Watson, to provide another source of independent information about industry practices and market data.

Peer Group

        A key element in determining the type and amount of compensation is competitive pay data from the external talent market, which includes a peer group analysis.

        The Company is organized in two primary business segments: Construction Materials and Building Products (which includes Siding, Stone, Block, Metal Roofing and Roof Tile Groups). The Construction Materials segment is driven by our fly ash marketing, management and disposal business. This segment accounts for approximately 40% of our total revenue. The Building Products segment accounts for approximately 58% of our total revenue.

        As participants in these industries, we compete for executive talent with other construction materials and building products companies. Historically, the Committee has used a peer group composed primarily of companies in the construction materials and building products industries of comparable size, level of complexity and scope of operations to Headwaters. Using information developed by internal sources and the Committee's compensation consulting firm, the peer group is custom-designed for the industries and relative size of Headwaters. The peer group is reviewed annually and may be adjusted in response to changing market dynamics. The general guidelines for peer selection are as follows:

Criteria	Peer Selection Process
Industry	Select companies in industries in which the Company does business
Executive Talent Source/Competition	Select companies that are likely to compete with us for executive talent
Revenue	Select companies from above that are generally 0.33X to 3.0X of our revenue
Market cap	Select companies from above that are generally 0.5X to 10.0X of our market cap

        For fiscal year 2015, there was only one change to the peer group. We selected Universal Forest Products (UFPI) as a peer going forward. UFPI is a major producer of building products and packaging materials. Their annual revenue is approximately $2.9 billion, with a current market cap of approximately $1.1 billion. We consider UFPI as a comparably-sized peer that serves many of the same end markets as Headwaters.

        The peer group consists of the following companies:

Company	GICS(1)	Annual Revenue(2)	Market Cap(2)
American Woodmark Corp.	201020 (Building Products)	$845	$1,055
Associated Materials	201020 (Building Products)	$1,208	No Information
Builders FirstSource, Inc.	201020 (Building Products)	$2,505	$1,386
Eagle Materials Inc.	151020 (Construction Mtls)	$1,246	$3,424
Fortune Brands Home & Security, Inc.	201020 (Building Products)	$4,394	$7,629
Gibraltar Industries, Inc.	201020 (Building Products)	$961	$570
Headwaters Incorporated	151020 (Construction Mtls)	$895	$1,389
James Hardie Industries plc	151020 (Construction Mtls)	$1,678	$5,356
Louisiana-Pacific Corp.	151050 (Forest Products)	$1,883	$2,034
Masco Corporation	201020 (Building Products)	$8,608	$8,472
Martin Marietta Materials, Inc.	151020 (Construction Mtls)	$3,551	$10,050
Owens Corning	201020 (Building Products)	$5,343	$4,886
Ply Gem Holdings, Inc.	201020 (Building Products)	$1,859	$797
Simpson Manufacturing Co., Inc.	201020 (Building Products)	$776	$1,617
Trex	201020 (Building Products)	$426	$1,029
Universal Forest Products	201020 (Building Products)	$2,854	$1,161
US Concrete, Inc.	151020 (Construction Mtls)	$891	$700
USG Corporation	201020 (Building Products)	$4,312	$3,877
Vulcan Materials Company	151020 (Construction Mtls)	$3,320	$11,892
Peer Median		$1,871	$2,034

(1)
GICS represents the Global Industry Classification Standard which is an industry classification developed by MSCI, an independent provider of global indices and benchmark-related products and services, and Standard & Poors (S&P), an independent financial data and investment services company and provider of global equity indices.

(2)
In millions of U.S. dollars, estimated as of September 30, 2015.

        The performance of our business compared to the peer companies is summarized in the table below. The comparison utilizes data from the trailing twelve months of publicly-released information as of September 30, 2015.

	Gross Margin(1)	Adjusted EBITDA Margin(2)	1 Yr Total Stockholder Return(3)	3 Yr Total Stockholder Return(3)	5 Yr Total Stockholder Return(3)
Peer Median	21.1%	13.4%	16.2%	13.9%	15.4%
Headwaters	30.1%	18.5%	49.9%	41.9%	39.2%

(1)
Gross Margin is Net Sales minus Cost of Goods Sold, divided by Net Sales.

(2)
Adjusted EBITDA Margin is the quotient obtained by dividing Adjusted EBITDA by revenue.

(3)
Total stockholder return is the annualized rate of return reflecting monthly price appreciation plus reinvestment of monthly dividends and the compounding effect of dividends paid on reinvested dividends as of September 30, 2015.

        From an operating perspective, we are performing substantially better than our peers. Our gross margin and Adjusted EBITDA margin performance for the period were above the peer group medians for both of those profit measures. Company performance in one-year, three-year and five-year total stockholder returns was also significantly above the peer group medians for each of those measures.

SECTION FOUR—2015 ACHIEVEMENTS OF NAMED EXECUTIVE OFFICERS AND 2015 COMPENSATION ACTIONS

        Significant NEO contributions and achievements were accomplished in fiscal year 2015. The Committee took into account these achievements when making 2015 compensation decisions.

Achievements of Named Executive Officers

        Kirk A. Benson:    Mr. Benson serves as Chief Executive Officer and Chairman. Mr. Benson led several key initiatives in fiscal year 2015 to respond to the external forces affecting the Company and to assure long-term Company viability. These included:

  •
  Improving Headwaters' financial performance:

    Revenue growth of 13.1%
    Gross margin improved to 30.1%
    Adjusted EBITDA margin improved to 18.5%

  •
  Actively managing cash generation and debt to improve our Net-debt-to-Adjusted EBITDA ratio to 2.5 times at the end of the fiscal year

  •
  Completing multiple bolt-on acquisitions and following through with the integration of new product groups into our existing business operations

  •
  Continuing to lead safety initiatives designed to reduce recordable and lost time incidents and increase employee safety involvement

        Mr. Benson's performance was evaluated by the Board of Directors at the October 2015 Board meeting. Based on the continued improvement in the performance of the business in fiscal year 2015, the directors determined that Mr. Benson achieved 100% of his objectives for the year.

        Donald P. Newman:    Mr. Newman continues to serve as our CFO. Significant accomplishments included:

  •
  Serving as a key member of the leadership team tasked with completing the purchase and integration of multiple bolt-on acquisitions

  •
  Actively managing cash generation and debt to improve our Net-debt-to-Adjusted EBITDA ratio to 2.5 times at the end of the fiscal year

  •
  Completing the restructuring of the Company's senior debt, reducing cash interest expense by $16 million

  •
  Improving the measurement and capture of continuous improvement savings across the Company

        Harlan M. Hatfield:    Mr. Hatfield continues to serve as the Vice President, General Counsel and Secretary. Significant accomplishments included:

  •
  Serving as a key member of the leadership team tasked with completing the purchase and integration of multiple bolt-on acquisitions

  •
  Leading an effort to optimize the Company's legal entity structure

  •
  Completing the restructuring of the Company's senior debt, reducing cash interest expense by $16 million

  •
  Directing the Company's successful navigation of several complex legal matters

        Murphy K. Lents:    Mr. Lents served as the President of our Siding and Roofing Group. Significant accomplishments included:

  •
  Overseeing the dramatic growth in Adjusted EBITDA and operating income of the Siding and Metal Roofing Groups

  •
  Continuing the roofing product group integration and overseeing one and two-step distribution

  •
  Continuing to lead the implementation of safety initiatives designed to reduce recordable and lost time incidents and increase employee safety involvement

  •
  Continuing to lead the implementation of significant lean manufacturing practices at key production sites

        William H. Gehrmann, III:    Mr. Gehrmann continues to serve as the President of our Construction Materials segment. Significant accomplishments included:

  •
  Overseeing the continued growth in revenues, operating income and Adjusted EBITDA from Coal Combustion Products management and marketing

  •
  Optimizing fly ash pricing and driving higher fly ash utilization in key markets

  •
  Continuing to lead the growth and development of power plant services

  •
  Continuing to lead the implementation of safety initiatives designed to reduce recordable and lost time incidents and increase employee safety involvement

2015 Compensation Actions

        The Committee approved the following compensation and awards for the NEOs after considering Company performance, accomplishments of the NEOs, market data and input from consultants, stockholders and stockholder advisory services.

        Base Salary:    The following base salary adjustments were approved in 2015:

  •
  Kirk A. Benson's annual base salary was adjusted from $720,000 to $738,005 to get closer to market median base salary.

  •
  Donald P. Newman's annual base salary was adjusted from $338,827 to $352,373 to get closer to market median base salary.

  •
  Harlan M. Hatfield's annual base salary was adjusted from $310,591 to $323,024 to get closer to market median base salary.

  •
  Murphy K. Lents' annual base salary was adjusted from $287,935 to $300,019 to reflect expanded responsibility with the Siding, Metal Roofing and Roof Tile groups.

  •
  William H. Gehrmann's annual base salary was adjusted from $300,888 to $319,183 to reflect extraordinary performance and to keep pace with market base salary growth.

        Annual Bonus:    In accordance with the terms of the short-term incentive plan, Adjusted EBITDA was above threshold for all operating groups. Thus, annual bonuses were approved according to the plan formula. A complete discussion of the process for determining the annual bonus amount is included in Section Two—Details of our Executive Compensation Program.

        Restricted Stock:    The Committee made restricted stock awards to NEOs, as reflected in the table below. A complete discussion of these awards is included in Section Two—Details of our Executive Compensation Program.

Named Executive Officer	Restricted Stock Shares
Kirk A. Benson, Chief Executive Officer	52,055
Donald P. Newman, Chief Financial Officer	9,671
Harlan M. Hatfield, Vice President, General Counsel and Secretary	7,283
Murphy K. Lents, President, Headwaters Siding and Roofing	3,454
William H. Gehrmann, III, President, Headwaters Construction Materials	3,895

        Stock Appreciation Rights:    The Committee made SAR awards to NEOs at an exercise price of $13.03, as reflected in the table below. A complete discussion of these awards is included in Section Two—Details of our Executive Compensation Program.

Named Executive Officer	Stock-Settled SARs
Kirk A. Benson, Chief Executive Officer	105,816
Donald P. Newman, Chief Financial Officer	19,659
Harlan M. Hatfield, Vice President, General Counsel and Secretary	14,804
Murphy K. Lents, President, Headwaters Siding and Roofing	7,021
William H. Gehrmann, III, President, Headwaters Construction Materials	7,917

LTI Cash Performance Units:

  •
  Corporate (Messrs. Benson, Newman, Hatfield): For fiscal year 2015, consolidated cash flow from continuing operations was above the target set by the Committee and the initial performance unit grants for all participants in the Corporate group were increased by a multiple of 1.83, resulting in LTI value delivery consistent with above-median performance vs. peers.

  •
  Siding and Roofing Products (Mr. Lents): During fiscal year 2015, Mr. Lents' LTI cash performance units were split, with units associated with cash flow performance of the Siding, Metal Roofing and Roof Tile operating groups. The Siding and Metal Roofing operating groups performed above the target performance level set by the Committee, with the Metal Roofing group exceeding the maximum performance level. Cash flow for the Roof Tile operating group was below the threshold set by the Committee. The initial performance unit grants for the Siding operating group were increased by a multiple of 1.46. The initial performance unit grants for the Metal Roofing operating group were doubled, and the initial performance unit grants for the Roof Tile operating group were cancelled.

  •
  Construction Materials (Mr. Gehrmann): For fiscal year 2015, consolidated cash flow from continuing operations was above the target set by the Committee and the initial performance unit grants for all participants in the Construction Materials segment were increased by a multiple of 1.61, resulting in LTI value delivery consistent with above-median performance vs. peers.

        A complete discussion of the process for determining cash performance unit grants is included in Section Two—Details of our Executive Compensation Program.

SECTION FIVE—EXECUTIVE COMPENSATION GOVERNANCE

        The Committee has adopted several policies to reflect best practices in executive compensation as detailed below.

Stock Ownership Guidelines

        The Committee has adopted a stock ownership policy for senior level executives, including NEOs, setting forth minimum ownership requirements of Company common stock. The purpose of the requirement is to ensure that senior executives have financial interests that are directly aligned with stockholders. The table below sets forth the stock ownership guidelines for the NEOs.

        Executives are expected to make reasonable progress toward accumulation of the required shares. They are also aware that willingness to comply with these guidelines may affect eligibility for future equity grants. Any executive who is not in compliance with the stock ownership policy on a measurement date is not permitted to sell shares during the ensuing fiscal year if such shares were granted to the executive as restricted stock. The NEOs have achieved various levels of compliance with this policy by accumulating stock through option and SAR exercises, restricted stock grants, purchase of stock through the Employee Stock Purchase Plan (ESPP) and open market transactions. The NEOs' compliance with these guidelines as of September 30, 2015 (calculated using shares held as of September 30, 2015 and the 2015 average closing stock price for the fiscal year) is as follows:

Name and Position	Stock Ownership Requirement	Percentage Compliance with Stock Ownership Requirement
Kirk A. Benson, Chief Executive Officer	4X Annual Base Compensation	900%
Donald P. Newman, Chief Financial Officer	2X Annual Base Compensation	279%
Harlan M. Hatfield, Vice President, General Counsel and Secretary	2X Annual Base Compensation	298%
Murphy K. Lents, President, Headwaters Siding and Roofing	2X Annual Base Compensation	156%
William H. Gehrmann, III, President, Headwaters Construction Materials	2X Annual Base Compensation	192%

        The Committee monitors the stock ownership compliance of the CEO, and the CEO monitors the compliance of the other NEOs. The level of stock ownership compliance for all NEOs improved during fiscal year 2015. The Board of Directors is also subject to stock ownership guidelines, as discussed in the section titled "Director Compensation—Director Stock Ownership Policy."

Agreements with Named Executive Officers

        Employment Agreements:    The Company has entered into employment agreements with certain NEOs that set certain aspects of compensation for those executives. The following summarizes employment agreement terms pertinent for fiscal year 2015 compensation for the NEOs who have or had employment agreements during fiscal year 2015.

  •
  Kirk A. Benson:  In 2014, we amended and restated an employment agreement covering Mr. Benson's employment. The amendment extended the term of the agreement to March 31, 2017. Prior to amendment, the agreement set Mr. Benson's annual base salary at $700,000 with annual review by the Committee. In light of economic conditions that existed in 2013, Mr. Benson requested the Committee amend his employment agreement to adjust his salary to $663,000, rather than the $700,000 salary provided for in his agreement. In 2014, the Committee elected to increase his annual salary to $720,000, and to $738,005 in 2015. The amendment also authorized an additional Company contribution of 30% of current base salary to Mr. Benson's supplemental retirement compensation.

        Change-in-Control Agreements.    In 2006, the Committee approved Executive Change in Control Agreements with certain of our officers, including all of the NEOs except Mr. Newman. Mr. Newman executed a change in control agreement with the Company in 2011. Upon a change in control, as defined, the agreements provide for immediate vesting and exercisability of all outstanding stock-based awards and pro-rated vesting of cash-based awards not continued by a successor. In addition, if termination of employment occurs within a specified period of a change in control, the agreements provide for 1) severance pay equal to 1.5 or 2.0 times the sum of an officer's current annual salary plus either (i) the highest cash bonus paid or payable for any single year in the three-year period commencing two years prior to the year in which the change in control occurs, or (ii) the target annual bonus for the year in which the change in control occurs; and 2) continuance of health and other benefits and perquisites for either a one- or a two-year period following the change in control. During fiscal year 2011, the Company and each of the officers with the 2006 agreements agreed to eliminate the tax "gross-up" provision that was included in the original 2006 agreements. Further, the agreement with Mr. Newman did not include a "gross-up" provision. The Committee also has established and maintained a practice of not entering into any new agreements that contain tax gross-up provisions.

Executive Compensation Recovery Policy

        The Committee has adopted an Executive Compensation Recovery Policy. Designed to comply with the requirements of the Dodd-Frank Act, the policy allows recovery of compensation in excess of what would have been paid to executive officers in the event of an accounting restatement.

Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1,000,000 limit on the amount that a public company may deduct for compensation paid to certain NEOs unless compensation is based on an individual's meeting pre-established performance goals determined by a compensation committee and approved by stockholders. Our annual bonuses (other than discretionary bonuses) are designed to qualify for this exemption. The Compensation Committee reserves the right to grant awards that do not qualify for this exception when in the best interests of stockholders, in part to balance the benefits of awards that are tax deductible with awards that attract, retain and reward executive talent. In some cases, including a change of control, the exception may cease to be available for some or all awards that otherwise so qualify. Thus, it is possible that Section 162(m) may disallow compensation deductions in some cases.

Trading Restrictions

        As set forth in the Company's Statement of Company Policy as to Trades in the Company's Securities by Company Personnel and Confidential Information, neither employees in possession of material non-public information (often referred to as "insider information") nor any related persons may buy or sell Headwaters securities. This policy also includes other trading restrictions for directors, officers and employees. The complete policy is posted on our web site.

Compensation Program Risk Analysis

        The Committee has reviewed the Company's compensation policies and practices for our NEOs and has determined that our compensation programs are not reasonably likely to have a material adverse effect on our Company. At the conclusion of a fiscal year and the beginning of a new fiscal year, our Committee convenes and receives compensation recommendations from management. These recommendations encompass both performance for the prior year and budgets, goals, and compensation targets for the coming year and include the advice of management and Committee compensation consultants. Then the Committee, together with all other Board members, receives written and oral presentations from each business unit of the Company over a two-day period. The prepared information is reviewed with the Committee and full Board who probe the accomplishments of the past year, as well as the strengths, weaknesses, risks, opportunities, challenges, and financial and non-financial goals for the new year. Having received this business information, the Committee reconvenes to certify prior year performance and resultant compensation and to establish compensation targets and business results to achieve those targets. Quarterly throughout the year, management provides the Committee with reports on progress towards the established goals so that the Committee can monitor the ongoing connection between business performance and compensation. Our compensation programs do not encourage excessive risk taking but reward achievement of short-term and long-term financial and strategic objectives through a balanced mix of compensation components not overly weighted towards the short term and through use of multiple performance factors with both Company-wide metrics and focused individual performance. In addition, our program design and compensation targets are benchmarked to our peers with the assistance of Towers Watson.

SECTION SIX—INTERACTION WITH STOCKHOLDERS

        Throughout fiscal year 2015, we continued to engage in an extensive effort to communicate with our stockholders. Over the course of the year, we engaged in approximately 253 face-to-face meetings with investors. In addition, we conducted approximately 130 conference calls with stockholders and had approximately 254 participants on quarterly earnings calls. In many of those meetings or calls, the topic of executive compensation was addressed.

        We are confident that our relationship with our stockholders continues to be strong and are committed to continue to reach out to stockholders and stockholder advisory services to explain the ongoing performance and the direction of the Company.

*      *      *      *      *

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with our management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our 2015 Annual Report on Form 10-K.

Compensation Committee
Malyn K. Malquist, Chairman Thomas N. Chieffe James A. Herickhoff Sylvia Summers

Summary Compensation Table

        The following sets forth the compensation of our Chief Executive Officer, our Chief Financial Officer and each of the three other most highly compensated executive officers for fiscal year 2015. Unless otherwise noted, the amounts shown represent what was earned in the respective fiscal years.

 SUMMARY COMPENSATION TABLE—FISCAL 2013, 2014 AND 2015

Name and principal position	Year	Salary ($)	Bonus(2) ($)	Stock awards(3) ($)	Option awards(3) ($)	Non-equity incentive plan compensation(4) ($)		Change in pension value and non-qualified deferred compensation earnings(10) ($)	All other compensation ($)		Total ($)
Kirk A. Benson	2015	738,005	0	678,277	677,928	2,715,408	(5)	32,103	819,584	(11)	5,661,305
Chief Executive Officer	2014	720,000	0	660,449	659,650	3,175,126	(5)	26,624	638,759	(11)	5,880,608
	2014								3,436,986	(12)	3,436,986

											9,317,594
	2013	663,000	0	309,950	308,888	1,975,705	(5)	17,389	405,877	(11)	3,680,809
Donald P. Newman	2015	352,373	0	126,013	125,949	825,756	(6)	0	84,750	(13)	1,514,841
Chief Financial Officer	2014	338,827	0	122,696	122,553	1,102,604	(6)	0	65,155	(13)	1,751,835
	2013	315,187	0	88,250	87,950	795,525	(6)	0	22,985	(13)	1,309,897
Harlan M. Hatfield	2015	323,024	0	94,897	94,844	625,326	(7)	0	66,909	(14)	1,205,000
Vice President, General	2014	310,591	0	92,396	92,286	678,527	(7)	0	59,579	(14)	1,233,379
Counsel and Secretary	2013	288,922	0	47,673	47,509	474,870	(7)	0	30,614	(14)	889,588
Murphy K. Lents(1)	2015	300,019	2,253	45,006	44,981	411,197	(8)	0	89,503	(15)	892,959
President, Headwaters Siding	2014	287,935	0	45,298	45,246	415,757	(8)	0	50,203	(15)	844,439
and Roofing Group	2013	282,285	62,560	65,632	65,407	109,480	(8)	0	17,519	(15)	602,883
William H. Gehrmann, III	2015	319,183	70,206	50,752	50,722	328,765	(9)	0	34,044	(16)	853,672
President, Construction	2014	300,888	0	45,298	45,246	315,410	(9)	0	15,384	(16)	722,226
Materials	2013	300,888	0	71,458	71,216	1,009,257	(9)	0	17,479	(16)	1,470,298

(1)
Mr. Lents served as President of Headwaters Stone Division until August 2014, at which time he became president of Headwaters Siding and Roofing Group.

(2)
All amounts shown in this column represent discretionary payments approved by our Compensation Committee. Bonuses paid under terms of our 2012 Executive Master Bonus Plan approved by stockholders in 2012 and our 2010 Incentive Compensation Plan approved by stockholders in 2010 and again in 2015, are shown in the column titled "Non-equity incentive plan compensation."

(3)
The amounts for stock awards and option awards represent the total grant date fair value of awards granted in the respective years. Reference is made to Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K for 2015 for a detailed description of the material assumptions used in valuing stock awards and option awards.

(4)
The amounts in this column represent annual bonuses paid in connection with our Short Term Incentive Bonus Plan, plus long-term incentive cash payments under our two Incentive Compensation Plans, all of which have been approved by stockholders.

(5)
For Mr. Benson in 2015, $1,217,520 represents the annual bonus earned for that fiscal year, $661,844 represents the amount paid under a performance unit award granted in 2013 under the 2010 Incentive Compensation Plan, which award partially vested in 2015, and $836,044 represents the amount paid under a performance unit award granted in 2014 under the 2010 Incentive Compensation Plan, which award partially vested in 2015. In 2014, $900,472 represents the annual bonus earned for that fiscal year, $1,612,810 represents the amount paid under a performance unit award granted in 2012 under the 2010 Incentive Compensation Plan, which award partially vested in 2014, and $661,844 represents the amount paid under a performance unit award granted in 2013 under the 2010 Incentive Compensation Plan, which award partially vested in 2014. In 2013, $362,895 represents the annual bonus earned for that fiscal year, and $1,612,810 represents the amount paid under a performance unit award granted in 2012 under the 2010 Incentive Compensation Plan, which award partially vested in 2013.

(6)
For Mr. Newman in 2015, $395,694 represents the annual bonus earned for that fiscal year, $188,446 represents the amount paid under a performance unit award granted in 2013 under the 2010 Incentive Compensation Plan, which award partially vested in 2015, and $241,616 represents the amount paid under a performance unit award granted in 2014 under the 2010 Incentive Compensation Plan, which award partially vested in 2015. In 2014, $287,567 represents the annual bonus earned for that fiscal year, $626,591 represents the amount paid under a performance unit award granted in 2012 under the 2010 Incentive Compensation Plan, which award partially vested in 2014, and $188,446 represents the amount paid under a performance unit award granted in 2013 under the 2010 Incentive Compensation Plan, which award partially vested in 2014. In 2013, $168,934 represents the annual bonus earned for that fiscal year, and $626,591 represents the amount paid under a performance unit award granted in 2012 under the 2010 Incentive Compensation Plan, which award partially vested in 2013.

(7)
For Mr. Hatfield in 2015, $341,582 represents the annual bonus earned for that fiscal year, $101,795 represents the amount paid under a performance unit award granted in 2013 under the 2010 Incentive Compensation Plan, which award partially vested in 2015, and $181,949 represents the amount paid under a performance unit award granted in 2014 under the 2010 Incentive Compensation Plan, which award partially vested in 2015. In 2014, $238,260 represents the annual bonus earned for that fiscal year, $338,472 represents the amount paid under a performance unit award granted in 2012 under the 2010 Incentive Compensation Plan, which award partially vested in 2014, and $101,795 represents the amount paid under a performance unit award granted in 2013 under the 2010 Incentive Compensation Plan, which award partially vested in 2014. In 2013, $136,398 represents the annual bonus earned for that fiscal year, and $338,472 represents the amount paid under a performance unit award granted in 2012 under the 2010 Incentive Compensation Plan, which award partially vested in 2013.

(8)
For Mr. Lents in 2015, $139,675 represents the annual bonus earned for that fiscal year, and $168,847 represents the amount paid under a performance unit award granted in 2013 under the 2010 Incentive Compensation Plan, which award partially vested in 2015, and $102,675 represents the amount paid under a performance unit award granted in 2014 under the 2010 Incentive Compensation Plan, which award partially vested in 2015. In 2014, $246,910 represents the annual bonus earned for that fiscal year, and $168,847 represents the amount paid under a performance unit award granted in 2013 under the 2010 Incentive Compensation Plan, which award partially vested in 2014. In 2013, $109,480 represents the annual bonus earned for that fiscal year.

(9)
For Mr. Gehrmann in 2015, $263,006 represents the annual bonus earned for that fiscal year, and $65,759 represents the amount paid under a performance unit award granted in 2014 under the 2010 Incentive Compensation Plan, which award partially vested in 2015. In 2014, $262,800 represents the annual bonus earned for that fiscal year, and $52,610 represents the amount paid under a performance unit award granted in 2014 under the 2010 Incentive Compensation Plan, which award partially vested in 2014. In 2013, $176,457 represents the annual bonus earned for that fiscal year, and $832,800 represents the amount earned under a long-term incentive cash award granted in 2009 under the Long Term Incentive Compensation Plan.

(10)
The amounts in this column represent the "above market" interest earnings on Mr. Benson's supplemental retirement compensation. The "above market" amounts were calculated by subtracting the amount that would have been earned using 120% of the applicable federal long-term rate (AFR) as of the date the agreement was entered into with Mr. Benson (approximately 4.5% AFR), from the stipulated 7% interest earnings called for by the agreement.

(11)
Other compensation for 2015 includes $535,050 of supplemental retirement compensation, $105,265 of "market-rate" interest on supplemental retirement compensation (not included in the "above market" interest described in note 10 above), $154,581 of matching deferred compensation and 401(k) contributions, $23,200 of automobile allowance, and $1,488 of insurance premiums. Other compensation for 2014 includes $420,517 of supplemental retirement compensation, $87,299 of "market-rate" interest on supplemental retirement compensation, $106,411 of matching deferred compensation and 401(k) contributions, $23,200 of automobile allowance, and $1,332 of insurance premiums. Other compensation for 2013 includes $281,775 of supplemental retirement compensation, $57,017 of "market-rate" interest on supplemental retirement compensation, $58,689 of matching deferred compensation contributions, $5,938 of automobile allowance, $1,332 of insurance premiums, and $1,126 for financial planning services.

(12)
In 2014, Mr. Benson was paid $3,436,986 in connection with the settlement of litigation brought against Headwaters and Mr. Benson. As a part of the settlement, the parties to the litigation agreed to void, without admission of liability, a grant in November 2011 of 290,041 SAR units to Mr. Benson under the 2010 Incentive Compensation Plan. The grant-date fair value of the voided SARs was included in the amount reported in the column "Option awards" for 2012. Consistent with the terms of the litigation settlement, the Compensation Committee approved the payment to Mr. Benson of an amount representing the appreciation in value of the voided SARs. The payment equaled the difference between Headwaters' closing stock price on the computation date (approved by the Compensation Committee) of June 20, 2014 of $13.70 and the grant-date exercise price of $1.85, multiplied by 290,041. Effectively, the payment represented the value Mr. Benson would have received had the cancelled SARs been exercised on June 20, 2014.

(13)
Other compensation for 2015 includes $63,400 of matching deferred compensation and 401(k) contributions, $19,800 of automobile allowance, and $1,550 of insurance premiums. Other compensation for 2014 includes $44,006 of matching deferred compensation and 401(k) contributions, $19,800 of automobile allowance, and $1,349 of insurance premiums. Other compensation for 2013 includes $16,655 of matching deferred compensation and 401(k) contributions, $5,054 of automobile allowance, and $1,276 of insurance premiums.

(14)
Other compensation for 2015 includes $45,654 of matching deferred compensation and 401(k) contributions, $19,800 of automobile allowance, and $1,455 of insurance premiums. Other compensation for 2014 includes $38,517 of matching deferred compensation and 401(k) contributions, $19,800 of automobile allowance, and $1,262 of insurance premiums. Other compensation for 2013 includes $24,364 of matching deferred compensation and 401(k) contributions, $5,054 of automobile allowance, and $1,196 of insurance premiums.

(15)
Other compensation for 2015 includes $69,511 of vested executive retirement program contributions, $12,842 of automobile allowance, $5,770 of extra salary paid in 2015 due to a calculation error, and $1,380 of insurance premiums. Other compensation for 2014 includes $36,410 of vested executive retirement program contributions, $12,600 of automobile allowance, and $1,193 of insurance premiums. Other compensation for 2013 includes $10,528 of vested executive retirement program contributions, $5,815 of automobile allowance, and $1,176 of insurance premiums.

(16)
Other compensation for 2015 includes $26,584 of matching deferred compensation and 401(k) contributions, $6,018 of salary related to 2014 due to an error in computing salary paid in 2014, and $1,442 of insurance premiums. Other compensation for 2014 includes $14,151 of matching deferred compensation and 401(k) contributions and $1,233 of insurance premiums. Other compensation for 2013 includes $15,660 of matching deferred compensation and 401(k) contributions, $1,233 of insurance premiums, and $586 of automobile allowance.

Grants of Plan-Based Awards

        The following table sets forth information concerning plan-based awards granted during fiscal 2015 to the named executives. All awards were made from our 2010 Incentive Compensation Plan.

GRANTS OF PLAN-BASED AWARDS—FISCAL 2015

		Estimated future payouts under non-equity incentive plan awards			All other stock awards: number of shares of stock (#)	All other option awards: number of securities underlying SARs(1) (#)
							Exercise or base price of SAR awards ($/Sh)	Grant date fair value of stock and SAR awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Kirk A. Benson	November 5, 2014	145,348	581,390	1,162,780	52,055	105,816	13.03	1,356,205
Donald P. Newman	November 5, 2014	42,004	168,015	336,030	9,671	19,659	13.03	251,962
Harlan M. Hatfield	November 5, 2014	31,632	126,529	253,058	7,283	14,804	13.03	189,741
Murphy K. Lents	November 5, 2014	15,003	60,012	120,024	3,454	7,021	13.03	89,987
William H. Gehrmann, III	November 5, 2014	16,915	67,661	135,322	3,895	7,917	13.03	101,474

(1)
The SAR awards are settled in shares of Headwaters stock when exercised and all have an exercise or base price of $13.03 per share and a 10-year term. All of the SARs vest over three years, provided that the 60-day average stock price exceeded a threshold of 110% of the stock price on the date of grant ($14.33) prior to September 30, 2017, which requirement was met during 2015.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth information concerning outstanding equity awards for the named executives as of September 30, 2015.

 OUTSTANDING EQUITY AWARDS AT SEPTEMBER 30, 2015

	Option and SAR awards				Stock awards
Name	Number of securities underlying unexercised options / SARs (#) exercisable	Number of securities underlying unexercised options / SARs (#) unexercisable	Option / SAR exercise price ($)	Option / SAR expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)
Kirk A. Benson	195,144	0	13.57	September 30, 2017	58,658	1,102,770
	195,144	0	9.84	September 30, 2018
	195,144	0	4.60	September 30, 2019
	147,821	0	3.81	September 30, 2020
	470,000	0	1.85	September 30, 2021
	91,297	0	6.79	September 30, 2022
	100,022	50,012	9.19	September 30, 2023
	35,272	70,544	13.03	September 30, 2024
Donald P. Newman	37,000	0	4.39	September 30, 2020	10,897	204,864
	130,788	0	1.85	September 30, 2021
	25,995	0	6.79	September 30, 2022
	18,583	9,291	9.19	September 30, 2023
	6,553	13,106	13.03	September 30, 2024
Harlan M. Hatfield	23,216	0	13.57	September 30, 2017	8,206	154,273
	23,216	0	9.84	September 30, 2018
	23,216	0	4.60	September 30, 2019
	22,073	0	3.81	September 30, 2020
	70,649	0	1.85	September 30, 2021
	14,042	0	6.79	September 30, 2022
	13,994	6,996	9.19	September 30, 2023
	4,935	9,869	13.03	September 30, 2024
Murphy K. Lents	21,461	0	13.57	September 30, 2017	3,945	74,166
	21,461	0	9.84	September 30, 2018
	25,000	0	4.60	September 30, 2019
	30,537	0	3.81	September 30, 2020
	97,264	0	1.85	September 30, 2021
	19,332	0	6.79	September 30, 2022
	6,861	3,430	9.19	September 30, 2023
	2,341	4,680	13.03	September 30, 2024
William H. Gehrmann, III	32,813	0	13.57	September 30, 2017	4,239	79,693
	32,813	0	9.84	September 30, 2018
	40,000	0	4.60	September 30, 2019
	32,927	0	3.81	September 30, 2020
	105,904	0	1.85	September 30, 2021
	71,801	0	1.85	September 30, 2016
	21,049	0	6.79	September 30, 2022
	6,861	3,430	9.19	September 30, 2023
	2,639	5,278	13.03	September 30, 2024

(1)
Represents restricted stock, a portion of which vests on September 30, 2016 and a portion of which vests on September 30, 2017, as follows: Mr. Benson: 41,306 in 2016 and 17,352 in 2017; Mr. Newman: 7,674 in 2016 and 3,223 in 2017; Mr. Hatfield: 5,779 in 2016 and 2,427 in 2017; Mr. Lents: 2,794 in 2016 and 1,151 in 2017; and Mr. Gehrmann: 2,941 in 2016 and 1,298 in 2017.

Option Exercises and Stock Vested

        The following table sets forth information concerning fiscal 2015 SAR exercises and restricted stock that vested during fiscal 2015 for the named executives.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2015

	Option / SAR awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Kirk A. Benson	0	0	56,523	1,062,632
Donald P. Newman	0	1,055,794	12,006	225,713
Harlan M. Hatfield	0	285,153	8,119	152,637
Murphy K. Lents	0	838,355	6,017	113,120
William H. Gehrmann, III	0	0	6,450	121,260

(1)
Represents cash received by the named executives upon exercise of cash-settled SARs.

Nonqualified Deferred Compensation

        Our non-qualified deferred compensation plan (DCP) allows eligible employees to make tax-deferred contributions of up to 50% of their base compensation and 100% of their incentive compensation. All of the named executives are eligible to participate in the DCP. The DCP is funded through a grantor trust and trust-owned life insurance on certain plan participants. The DCP is intended to meet all applicable regulatory requirements, including Section 409A of the Internal Revenue Code. The DCP provides investment opportunities that closely mirror the investments that participants can choose for 401(k) plan contributions. In certain instances, we match employee contributions up to a designated maximum rate and these matching contributions vest after three years of plan eligibility. The terms of participation in the DCP for the named executives are the same as for the other employees who have been approved by the Compensation Committee to participate.

        In 2010, we entered into an employment agreement with Mr. Benson that included a provision for a supplemental retirement compensation arrangement. This arrangement required us to contribute six installments of 42.5% of base salary annually during the term of the agreement to an unfunded bookkeeping account. The account balance was to be further credited using a 7% annual interest rate, compounded annually. The allocations and interest are to be paid to Mr. Benson in a single lump sum upon his termination of employment. These provisions continued unchanged when we renegotiated the agreement with Mr. Benson for the period commencing April 1, 2012 and were again continued, with one difference, when a subsequent agreement was negotiated with Mr. Benson in June 2014 for the period ending March 31, 2017. The most recent change was to increase our contribution requirement to 72.5% of base salary effective with the March 31, 2015 contribution date. This level of retirement compensation is intended to make up for retirement benefits not delivered by other compensation arrangements in effect prior to 2010 and was approved by the Compensation Committee.

        In 2013, we initiated an executive retirement program (ERP) designed to provide retirement benefits to certain designated officers and employees. There is no formal plan document governing this program, which operates and is funded at the sole discretion of the Compensation Committee. Although it is the current intent of the Committee to consider funding the ERP annually, there is no obligation to make contributions in any amount for any period. Our contributions to participants in the ERP vest 20% per year once a participant reaches the age of 61 and become fully vested at age 65. All of the named executives with the exception of Mr. Benson participate in the ERP; however, only

Mr. Lents has an amount which is vested, which vested amount is reflected in the table below and in the Summary Compensation Table. Future earnings are dependent on the investment selections made by participants, which investment options are the same as those available under the DCP described above.

        The following table sets forth information concerning the named executives' participation in the DCP during fiscal 2015, along with Mr. Benson's supplemental retirement compensation arrangement and Mr. Lents' vested participation in the ERP.

NONQUALIFIED DEFERRED COMPENSATION—FISCAL 2015

Name	Executive contributions in fiscal 2015(1) ($)	Registrant contributions in fiscal 2015(1) ($)	Aggregate earnings in fiscal 2015(2) ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at September 30, 2015(3) ($)
Kirk A. Benson(4)	708,687	143,981	(130,953)	0	2,675,778
Kirk A. Benson(5)	0	535,050	137,368	0	2,359,617
Donald P. Newman	1,080,752	52,215	(81,319)	0	1,878,533
Harlan M. Hatfield	90,397	35,054	(26,483)	0	855,244
Murphy K. Lents(6)	0	53,865	0	0	116,449
William H. Gehrmann, III	40,685	15,775	(9,420)	0	655,250

(1)
All amounts reported as executive or registrant contributions are also included in the summary compensation table, either as salary or in other columns, as required.

(2)
With the exception of the stipulated earnings of $137,368 on Mr. Benson's supplemental retirement compensation arrangement, none of the amounts reported as aggregate earnings are included in the summary compensation table.

(3)
The amounts representing executive contributions, registrant contributions (except for Mr. Lents' unvested executive retirement program contributions), and stipulated earnings on Mr. Benson's supplemental retirement compensation arrangement in prior years have been included in prior years' compensation in the summary compensation table.

(4)
These amounts relate to Mr. Benson's participation in the DCP.

(5)
These amounts relate to Mr. Benson's supplemental retirement compensation arrangement.

(6)
These amounts relate to Mr. Lents' participation in the executive retirement program. The 2015 contribution to the program for Mr. Lents was $67,331, however only 80%, or $53,865, of that amount is vested. The aggregate balance at September 30, 2015 consists of the vested portions of the 2015 and prior years' contributions.

Other Potential Post-Employment Payments

        As of September 30, 2015, there were two named executives with employment contracts that required severance or other post-employment payments: Messrs. Benson and Newman.

        In accordance with the terms of his employment agreement, upon termination of Mr. Benson's employment, we and Mr. Benson will enter into a consulting agreement requiring no more than 20% of Mr. Benson's time for a three-year period, for which Mr. Benson will receive annual remuneration of $300,000. If we terminate Mr. Benson's employment without cause or if Mr. Benson resigns all of his positions with us for good reason, such as a significant change in his responsibilities, he is entitled to termination benefits equal to 200% of 1) his annual base salary in effect when his employment terminates, plus 2) his target annual incentive bonus for the fiscal year in which the termination occurs.

The preceding amount is payable over the 24-month period beginning 60 days following the date of termination. In the event of such termination, all of Mr. Benson's outstanding equity awards shall become vested and immediately exercisable and all awards granted subsequent to June 2014 shall remain exercisable for a period of five years following termination. Also, Mr. Benson will be paid a prorated bonus calculated under the provisions of the fiscal year's bonus arrangement then in effect. Finally, upon termination for any reason, Mr. Benson will receive the full amount in his supplemental retirement compensation account, described above. If Mr. Benson would have terminated employment on September 30, 2015 and all of the above described payments were to be made in accordance with the terms of his employment agreement, the cash payments would total $7,558,061.

        In accordance with the terms of Mr. Newman's employment agreement, if we terminate Mr. Newman's employment without cause or if Mr. Newman resigns all of his positions with us for good reason, such as a significant change in his responsibilities, he is entitled to termination benefits equal to 200% of 1) his annual base salary in effect when his employment terminates, plus 2) his target annual incentive bonus for the fiscal year in which the termination occurs. The preceding amount is payable over the 24-month period beginning 60 days following the date of termination. Also, Mr. Newman will be paid a prorated bonus calculated under the provisions of the fiscal year's bonus arrangement then in effect. If Mr. Newman would have terminated employment on September 30, 2015 and the above described payments were to be made in accordance with the terms of his employment agreement, the cash payments would total $1,642,452.

        The Compensation Committee has approved "Executive Change in Control Agreements" with certain of our officers, including all of the named executives. Upon a change in control, as defined, the agreements provide for immediate vesting and exercisability of all outstanding stock-based awards not continued by a successor. In addition, if termination of employment occurs within a specified period of a change in control, the agreements provide for i) severance pay equal to a stipulated multiple of the sum of the person's current annual salary plus a bonus component based on either past bonuses paid or the target bonus for the fiscal year in which the change in control occurs; and ii) continuance of health and other benefits and perquisites for a stipulated period following the change in control. Further, if any long-term cash awards are not continued, payment shall be made based on the pro-rated level of performance achieved as of the end of the most recently completed fiscal quarter. If terminations associated with a change in control would have occurred on September 30, 2015, the cash severance payments due to the applicable named executives (including amounts due under long-term cash awards and the estimated costs of continuing benefits and perquisites) and the excess of the market value of unvested stock-based awards on that date above related exercise prices would have been as follows.

POTENTIAL CHANGE IN CONTROL PAYMENTS AS OF SEPTEMBER 30, 2015

Name	($)
Kirk A. Benson(1)	12,049,841
Donald P. Newman	2,688,218
Harlan M. Hatfield	2,389,961
Murphy K. Lents(2)	1,815,557
William H. Gehrmann, III	1,658,766

(1)
Includes $2,359,617 related to Mr. Benson's supplemental retirement compensation arrangement.

(2)
Includes $116,449 related to Mr. Lent's vested portion of executive retirement program contributions.

Summary Information about Incentive Compensation Plans

        We have five incentive compensation plans under which outstanding awards have been granted, four of which have been approved by stockholders. In connection with stockholder approval of the newest plan, the 2010 Incentive Compensation Plan (2010 ICP), we undertook to not issue any additional stock-based awards under any of our other existing incentive compensation plans. As of September 30, 2015, options, SARs and other awards for approximately 3,625,000 shares of common stock could be granted under the 2010 ICP; however, following grants, cancellations and forfeitures of equity-based awards subsequent to September 30, 2015, approximately 3,323,000 shares were available for future grants under the 2010 ICP as of December 31, 2015.

        We use newly issued shares to meet our obligations to issue stock when awards are exercised. The Compensation Committee, or in its absence, the full Board, administers and interprets all incentive compensation plans. This Committee is authorized to grant stock-based awards and other awards both under the plans and outside of any plan to eligible employees, officers, directors, and consultants. Terms of awards granted under the plans, including vesting requirements, are determined by the Committee and historically have varied significantly. Most outstanding awards granted under the plans vest over a three-year period, expire ten years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. Incentive stock option grants must meet the requirements of the Internal Revenue Code.

        2002 Stock Incentive Plan.    In 2002, the Board of Directors adopted the 2002 Stock Incentive Plan. The number of shares reserved under the 2002 Plan is 1,500,000. NSOs, restricted stock, SARs and stock units could be granted under the 2002 Plan. ISOs could not be granted under the 2002 Plan, which expired in 2012.

        2003 Stock Incentive Plan.    In 2003, the Board of Directors adopted the 2003 Stock Incentive Plan. The 2003 Plan was approved by stockholders at the 2003 annual meeting. In January 2004, the Board of Directors approved Amendment No. 1 to the 2003 Plan, which increased the number of shares available for award grants to 2,500,000. Amendment No. 1 to the 2003 Plan was approved by stockholders at the 2004 annual meeting. ISOs, NSOs, restricted stock, SARs and stock units could be granted under the 2003 Plan, which expired in 2013.

        Long Term Incentive Compensation Plan.    In 2005, the Board of Directors adopted the Long Term Incentive Compensation Plan (LTIP). The LTIP was approved by stockholders at the 2005 annual meeting. In December 2008, the Board of Directors approved amendments to the LTIP, including an increase in the number of shares available for award grants to 2,200,000. The LTIP amendments were approved by stockholders at the 2009 annual meeting. The LTIP authorizes the grant of several types of awards, including ISOs, NSOs, SARs, restricted stock and restricted stock unit awards, performance stock and performance unit awards, unrestricted stock awards, cash awards and other performance awards. Most awards under the LTIP are subject to a minimum service vesting requirement of at least three years. There are also annual limits on certain types of awards and on the number of awards that can be granted to a single participant in any calendar year. The LTIP expired in March 2015.

        2010 Incentive Compensation Plan.    In December 2009, the Board of Directors adopted, subject to stockholder approval, the 2010 ICP, which was approved by stockholders at the 2010 annual meeting and re-approved at the 2015 annual meeting. The 2010 ICP authorized the issuance of up to 2,500,000 shares of common stock for stock-based incentives, as well as certain cash incentives, as determined by the Compensation Committee. In December 2011, the Board of Directors approved, subject to stockholder approval, an increase of 2,700,000 in the number of shares available for issuance under the 2010 ICP, from 2,500,000 shares to 5,200,000 shares, which was approved by stockholders at the 2012 annual meeting. The 2010 ICP authorizes the grant of several types of awards, including ISOs, NSOs, SARs, restricted stock and restricted stock unit awards, performance stock and performance unit awards, unrestricted stock awards, cash awards and other performance awards. The Committee has discretionary authority to establish minimum vesting requirements. There are also annual limits on certain types of awards and on the number of awards that can be granted to a single participant in any calendar year. The 2010 ICP expires in December 2019.

        Stockholder Approval of Equity Compensation Plans.    The following table presents information as of September 30, 2015 about our common stock that may be issued upon the exercise of options, SARs and other equity-based awards granted to employees, consultants or members of the Board of Directors under all of our existing incentive compensation plans and individual arrangements. As described above, we have five incentive compensation plans under which options and other awards have been or could be granted. The 1995 Plan, the 2003 Plan, the LTIP and the 2010 ICP have been approved by stockholders. The 2002 Plan has not been approved by stockholders. The amounts included in the caption "not approved by stockholders" in the table below represent amounts relating to the 2002 Plan.

(shares in thousands)
Plan Category	Maximum shares to be issued upon exercise of options and other awards	Weighted-average exercise price of outstanding options and other awards	Shares remaining available for future issuance under existing equity compensation plans (excluding shares reflected in the first column)
Plans approved by stockholders	3,602	$7.28	3,625
Plan not approved by stockholders	225	14.97	0

Total	3,827	$7.73	3,625

        No Loans for Option Exercises.    It is our policy to not make loans to employees or officers for the purpose of paying for the exercise of stock options.

2000 Employee Stock Purchase Plan

        The Board approved the 2000 Employee Stock Purchase Plan (ESPP) to provide eligible employees with an opportunity to increase their proprietary interest in Headwaters by purchasing common stock on favorable terms and to pay for such purchases through payroll deductions. The ESPP, including all subsequent material amendments, has been approved by stockholders. A total of 4,250,000 shares of common stock have been reserved for issuance under the ESPP, and approximately 2,308,000 shares remain available for future issuance as of September 30, 2015. In accordance with terms of the ESPP, participating employees purchase shares of stock directly from us and we provide newly-issued shares to meet our commitment under the ESPP. The ESPP is intended to comply with Section 423 of the Internal Revenue Code, but is not subject to the requirements of ERISA. Employees purchase stock through payroll deductions of 1% to 10% of cash compensation, subject to certain limitations. The stock is purchased in a series of quarterly offerings. The cost per share to the employee is 85% of the fair market value at the end of each quarterly offering period.

Incentive Bonus Plan

        The Incentive Bonus Plan (IBP), the specifics of which are approved annually by the Compensation Committee, provides for annual cash bonuses to be paid if we accomplish certain financial goals and if participating employees meet individual goals. Under the terms of the IBP, annual cash awards can be earned by participants selected by the Compensation Committee who are employed by us at the end of the fiscal year, provided our goals and the participant's individual goals are met or exceeded. Participants in the IBP are selected based on their roles and responsibilities.

Long-Term Incentive Cash Awards

        Cash Performance Unit Awards.    In 2009, the Compensation Committee approved grants of performance unit awards to certain officers and employees, including all of the named executives except for Mr. Newman, which awards were granted under the LTIP. The awards were to be settled in cash, based on the achievement of goals tied to cumulative divisional cash flow generated subsequent to September 30, 2008 and prior to September 30, 2028, at which time the awards were to expire, if not forfeited earlier. For these awards, cash flow was generally defined as operating income plus depreciation, amortization and asset impairments, reduced by capital expenditures. Payments vested according to a predetermined schedule as cash flow accumulated over time.

        In 2010, the Committee terminated the performance unit awards for all participants in the corporate business unit, including Messrs. Benson and Hatfield, and assigned a five-year performance period which ended September 30, 2013 to the cash flow goals for the remaining participating business units. Effective October 1, 2012, certain of these business units ended their participation in these performance unit awards. In 2013, Mr. Gehrmann earned $832,800 under the 2009 awards, but no other named executive earned any amounts for that year.

        In 2011, in accordance with terms of the 2010 ICP, the Committee approved grants of performance unit awards to participants in the corporate business unit, including Messrs. Benson, Newman and Hatfield, related to consolidated cash flow generated during fiscal year 2011. For purposes of these awards, consolidated cash flow was generally defined as operating income plus depreciation, amortization, asset impairments and Section 45 tax credits, reduced by capital expenditures. The awards were calculated using a target compensation amount for each participant and were adjusted, subject to prescribed limitations, based on the actual consolidated cash flow generated during the 2011 fiscal year, using a threshold/target/maximum adjustment structure. The awards provided for 50% vesting as of September 30, 2012 and 50% vesting as of September 30, 2013, provided the participant was still employed on the vest dates. The terms of the awards also provided for adjustment for changes in Headwaters' average stock price for the 60 days prior to and including September 30, 2011 as compared to Headwaters' average stock price for the 60 days prior to and including September 30, 2010. Because the actual consolidated cash flow generated during 2011 was below the threshold, these awards did not vest and no compensation was earned.

        In 2012, in accordance with terms of the 2010 ICP, the Committee approved grants of performance unit awards to participants in the corporate business unit, including Messrs. Benson, Newman and Hatfield, related to consolidated cash flow generated during fiscal year 2012, with terms similar to those described above for 2011. The actual cash flow generated during the 2012 performance period exceeded the maximum level, and the awards provided for 50% vesting as of September 30, 2013 and 50% vesting as of September 30, 2014, provided the participant was still employed on the vest dates. Mr. Benson earned $1,612,810 in both 2013 and 2014 related to the 2012 awards; Mr. Newman earned $626,591 in both 2013 and 2014; and Mr. Hatfield earned $338,472 in both 2013 and 2014.

        In 2013, the Committee approved grants of performance unit awards to participants in certain business units, including all of the named executives except for Mr. Gehrmann, related to cash flow generated during fiscal year 2013, with terms similar to those described above for 2012. The following amounts were earned by the named executives in both 2014 and 2015 related to the 2013 awards: Mr. Benson—$661,844; Mr. Newman—$188,446; Mr. Hatfield—$101,795; and Mr. Lents—$168,847.

        In 2014, the Committee approved grants of performance unit awards to participants in certain business units, including all of the named executives, related to cash flow generated during 2014, with terms similar to those described above for 2012 and 2013, with an added feature that provides for potential further adjustment based on cash flows generated in 2015 and 2016. The following amounts were earned by the named executives in 2015 related to the 2014 awards: Mr. Benson—$836,044;

Mr. Newman—$241,616; Mr. Hatfield—$181,949; Mr. Lents—$102,675; and Mr. Gehrmann—$65,759. Mr. Gehrmann also earned $52,610 related to the 2014 awards in 2014.

        In 2015, the Committee approved grants of performance unit awards to participants in certain business units, including all of the named executives, related to cash flow generated during 2015, with terms similar to those described above for 2014. The estimated grant-date threshold, target, and maximum payouts for the fiscal year 2015 awards are reflected in the section above titled Grants of Plan-Based Awards. Subsequent to September 30, 2015, the Committee approved grants of performance unit awards to participants in certain business units, including all of the named executives, related to cash flow generated during 2016, with terms similar to those described above for 2014 and 2015. Expense for these awards will be recognized during 2016, with potential adjustments in 2016 and 2017, depending on cash flows generated in those years.

        Cash-Settled SAR Grants.    In 2011, the Committee approved grants to certain employees, but none of the named executives, of approximately 400,000 cash-settled SARs, none of which remain outstanding as of September 30, 2015. These SARs vested in annual installments through September 30, 2013, provided the participant was still employed by us at the respective vest dates, and were settled in cash upon exercise by the employee. The SARs terminated on September 30, 2015.

        In 2012, the Committee approved grants to certain officers and employees, including all of the named executives, of approximately 1,000,000 cash-settled SARs, approximately 100,000 of which were outstanding as of September 30, 2015. These SARs have terms similar to those described above, except they could not vest until and unless the 60-day average stock price exceeded approximately 135% of the stock price on the date of grant (or $2.50), which occurred during 2012. Approximately $1,600,000 has been accrued for outstanding awards as of September 30, 2015 because the stock price at September 30, 2015 was above the grant-date stock price of $1.85. Future changes in our stock price in any amount above $1.85 through September 30, 2016, the date these SARs expire, will result in adjustment to the expected remaining liability, which adjustment (whether positive or negative) will be reflected in our statement of operations each quarter.

DIRECTOR COMPENSATION

        In 2015, our non-employee directors earned an annual cash retainer and we also made contributions on behalf of each non-employee director to the Director Deferred Compensation Plan (DDCP). We also pay members of the Board an additional cash retainer for any additional responsibilities associated with service on Board committees, as described below. The directors, at their option, can elect to have all or a portion of their cash retainers contributed to the DDCP and Mr. Chieffe made the election to do so in lieu of receiving cash payments. We reimburse directors for out-of-pocket expenses they incur when attending meetings of the Board. Salaried executives who serve as directors are not paid for their services as directors and accordingly, Kirk A. Benson is not included in the director compensation table below.

        All outside directors earn base annual cash compensation of $70,000, which we pay quarterly. The following additional annual compensation amounts are also paid in quarterly installments: Vice Chair of the Board—$25,000; chairs of all committees—$20,000; other members of committees—$10,000.

        The following table sets forth the compensation we paid our non-employee directors in 2015. Unless otherwise noted, the amounts shown represent what was earned in fiscal 2015.

DIRECTOR COMPENSATION TABLE—FISCAL 2015

Name	Fees earned or paid in cash ($)	Change in pension value and non-qualified deferred compensation earnings(1) ($)	All other compensation(2) ($)	Total ($)
Thomas N. Chieffe	0	2,540	170,000	172,540
R Sam Christensen	100,000	(4,604)	80,000	175,396
Blake O. Fisher, Jr.	100,000	156,003	80,000	336,003
James A. Herickhoff	115,000	132,415	80,000	327,415
Malyn K. Malquist	100,000	(8,331)	80,000	171,669
Sylvia Summers	90,000	71,284	80,000	241,284

(1)
Represents earnings on Company contributions to the DDCP.

(2)
Represents Company contributions to the DDCP.

        The DDCP is a nonqualified plan that allows us and our directors to make tax-deferred contributions of certain compensation. During 2015, we contributed $20,000 each quarter for each director into the DDCP. Directors also have the option of contributing their cash retainers to the DDCP in lieu of receiving cash. The directors choose from various options how the deferred compensation is to be invested and one of the investment options is Headwaters common stock. When an eligible director chooses our stock as an investment option, we purchase the common stock in accordance with the director's request and hold the shares until such time as the deferred compensation obligation becomes payable, normally when the director retires from the Board. At such time, the shares held by us are distributed to the director in satisfaction of the obligation.

Outstanding Stock Awards

        The following table sets forth for each director outstanding options and restricted stock units as of September 30, 2015, all of which were awarded in years prior to 2015 and all of which are fully vested.

DIRECTOR OUTSTANDING STOCK AWARDS AS OF SEPTEMBER 30, 2015

Name	Options (#)	Restricted stock units (#)
Thomas N. Chieffe	0	0
R Sam Christensen	36,000	38,035
Blake O. Fisher, Jr.	12,000	38,035
James A. Herickhoff	12,000	38,035
Malyn K. Malquist	36,000	38,035
Sylvia Summers	0	0

Director Stock Ownership Policy

        The Board has adopted a stock ownership policy for directors, setting forth minimum ownership requirements for Company common stock. The purpose of the requirement is to ensure that directors have financial interests that are directly aligned with stockholders. The current stock ownership requirement is that directors have stock valued at four times their base annual cash compensation, or $280,000. For purposes of this requirement, stock held at the end of the fiscal year, including Headwaters stock in the DDCP held on behalf of directors plus restricted stock units, is valued using the average closing stock price for the fiscal year. New directors have four years to comply with the stock ownership policy.

        Any director who is not in compliance with the stock ownership policy on a measurement date is required to direct deferred compensation in the ensuing fiscal year to the purchase of Company stock. As of September 30, 2015, all directors except Ms. Summers, who joined the board on January 1, 2013, and Mr. Chieffe, who joined the board on October 1, 2014, were in compliance with the ownership requirement. As of September 30, 2015, the total number of shares owned by each director, including stock in the DDCP and vested restricted stock units, and the value of those shares was as follows.

DIRECTOR STOCK OWNERSHIP AS OF SEPTEMBER 30, 2015

Name	Shares of Stock Owned (#)	Value of Stock Owned ($)
Thomas N. Chieffe	6,917	116,377
R Sam Christensen	63,254	1,064,236
Blake O. Fisher, Jr.	70,238	1,181,740
James A. Herickhoff	74,270	1,249,578
Malyn K. Malquist	54,035	909,128
Sylvia Summers	14,675	249,904

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

        The following table sets forth certain information as of December 31, 2015 regarding the beneficial ownership of our common stock, for:

  •
  each person (or group of affiliated persons) who, insofar as we have been able to ascertain, beneficially owned more than 5% of the outstanding shares of our common stock;

  •
  each director;

  •
  each named executive; and

  •
  all directors and executive officers as a group.

        We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own.

        We relied on information received from each stockholder as to beneficial ownership, including information contained on Schedules 13D and 13G and Forms 3, 4 and 5. As of December 31, 2015 there were 74,025,772 shares of common stock outstanding. As of that date, there were outstanding options to purchase 96,000 shares of common stock, and there were 3,708,369 stock-settled SARs and 152,140 restricted stock units outstanding.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
5% Stockholders:
Steven M. Hoffman, Vice President	8,879,423	(3)	12.0%
Wellington Management Group LLP
280 Congress Street
Boston, MA 02210
Jeffrey L. Gates, President	6,917,822	(4)	9.3%
Gates Capital Management, L.P.
1177 Ave. of the Americas, 46th Floor
New York, New York 10036
Chris Jones, Chief Investment Officer	6,420,676	(5)	8.7%
BlackRock, Inc.
55 East 52nd Street
New York, NY 10022
Directors:
Kirk A. Benson	3,030,502	(6)	4.0%
R Sam Christensen	100,294	(7)	*
Malyn K. Malquist	90,035	(8)	*
James A. Herickhoff	87,310	(9)	*
Blake O. Fisher, Jr.	83,278	(10)	*
Sylvia Summers	15,715	(11)	*
Thomas N. Chieffe	9,127	(12)	*
Executive Officers:
William H. Gehrmann, III	352,137	(13)	*
Donald P. Newman	339,107	(14)	*
Harlan M. Hatfield	312,771	(15)	*
Murphy K. Lents	282,563	(16)	*
All directors and executive officers as a group (13 persons)	4,906,764	(17)	6.4%

*
Less than 1%

(1)
The address of each director and officer is c/o Headwaters Incorporated, 10701 South River Front Parkway, Suite 300, South Jordan, Utah 84095.

(2)
A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from December 31, 2015, and the total outstanding shares used to calculate each beneficial owner's percentage includes such shares. Beneficial ownership as reported does not include shares subject to option or conversion that are not exercisable within 60 days of December 31, 2015.

(3)
Based on the statements on Schedule 13G filed with the SEC on February 12, 2015, Wellington Management Group LLP has shared voting power over 8,019,275 shares and shared dispositive power over 8,879,423 shares.

(4)
Based on the statements on Schedule 13G filed with the SEC on February 17, 2015, Gates Capital Management, L.P. has shared voting power over 6,917,822 shares and shared dispositive power over 6,917,822 shares.

(5)
Based on the statements on Schedule 13G filed with the SEC on January 22, 2015, BlackRock, Inc. has sole voting power over 6,254,653 shares and sole dispositive power over 6,420,676 shares.

(6)
Consists of 1,600,658 shares owned by Mr. Benson and 1,429,844 SARs exercisable within 60 days of December 31, 2015.

(7)
Consists of 21,965 shares owned by a limited liability company, of which Mr. Christensen is the Managing Member and a Trustee of the majority owner and controlling member, options to purchase 36,000 shares held by Mr. Christensen exercisable within 60 days of December 31, 2015, and vested restricted stock units for 38,035 shares obtainable upon termination and 4,294 shares held on behalf of Mr. Christensen in the DDCP.

(8)
Consists of 16,000 shares owned by Mr. Malquist, options to purchase 36,000 shares held by Mr. Malquist exercisable within 60 days of December 31, 2015, and vested restricted stock units for 38,035 shares obtainable upon termination.

(9)
Consists of 11,800 shares owned by Mr. Herickhoff, options to purchase 12,000 shares held by Mr. Herickhoff exercisable within 60 days of December 31, 2015, vested restricted stock units for 38,035 shares obtainable upon termination and 25,475 shares held on behalf of Mr. Herickhoff in the DDCP.

(10)
Consists of 4,000 shares owned by Mr. Fisher, options to purchase 12,000 shares held by Mr. Fisher exercisable within 60 days of December 31, 2015, vested restricted stock units for 38,035 shares obtainable upon termination, and 29,243 shares held on behalf of Mr. Fisher in the DDCP.

(11)
Consists of 15,715 shares held on behalf of Ms. Summers in the DDCP.

(12)
Consists of 9,127 shares held on behalf of Mr. Chieffe in the DDCP.

(13)
Consists of 77,131 shares owned by Mr. Gehrmann and 275,006 SARs exercisable within 60 days of December 31, 2015.

(14)
Consists of 120,188 shares owned by Mr. Newman and 218,919 SARs exercisable within 60 days of December 31, 2015.

(15)
Consists of 117,430 shares owned by Mr. Hatfield and 195,341 SARs exercisable within 60 days of December 31, 2015.

(16)
Consists of 58,306 shares owned by Mr. Lents and 224,257 SARs exercisable within 60 days of December 31, 2015.

(17)
Consists of 2,070,680 shares issued and outstanding, options to purchase 96,000 shares exercisable within 60 days of December 31, 2015, 2,504,090 SARs exercisable within 60 days of December 31, 2015, vested restricted stock units for 152,140 shares obtainable upon termination of certain directors, and 83,854 shares held on behalf of certain directors in the DDCP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us with respect to fiscal 2015 and on representations that no other reports were required, we believe that during the 2015 fiscal year all applicable Section 16(a) filing requirements were met, except that Mr. Spann, President of our Stone Division, filed one amended Form 3 and one Form 4 outside the two-day reporting timeframe.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Transactions with Management and Others

        We maintain policies and procedures relating to the review, approval or ratification of transactions in which we and our subsidiaries are a participant and in which any of our directors, executive officers, major stockholders or their family members have a direct or indirect material interest. We refer to these individuals and entities in this proxy statement as related persons or related parties. Our Code of Ethics and Business Conduct, which is available on our website at www.headwaters.com, prohibits our employees, including our executive officers, from engaging in specified activities without prior approval. These activities typically relate to conflict of interest situations where an employee may have significant financial or business interests in another company competing with or doing business with us, or who stands to benefit in some way from such a relationship or activity.

        Each year, we require our directors and executive officers to complete a questionnaire, among other things, to identify any transactions or potential transactions with us in which a director or an executive officer or one of their family members or associated entities has an interest. We also require that directors and executive officers notify our General Counsel of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible and we gather information regarding possible related party transactions throughout the year.

        Our Board of Directors has responsibility for reviewing and approving or ratifying related person transactions as defined under SEC regulations to the extent not delegated to another committee of the Board. In addition, the Board annually determines the independence of directors based on a review by the directors and the Nominating and Governance Committee as described under "Corporate Governance—Board Leadership Structure and Independence" above. The Compensation Committee reviews and approves compensation arrangements for the executive officers and directors.

        We believe that these policies and procedures collectively assure that all related person transactions requiring disclosure under SEC rules are appropriately reviewed and approved or ratified. Each of the transactions disclosed below has been reviewed and approved or ratified by our Board of Directors and we believe that the terms of each of these transactions are no less favorable to us than we could obtain from an unaffiliated party.

Transactions with Related Persons

        Convertible Senior Subordinated Notes.    Mr. Benson, our Chairman and CEO, was a holder of $1,160,000 of our 2.50% convertible senior subordinated notes that were exchanged for 8.75% convertible senior subordinated notes in 2012, which holding and exchange were approved by the Board of Directors and occurred under the same terms as for other debt holders.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        Our directors hold office until the end of their respective terms or until their successors have been duly elected and qualified. Our executive officers are appointed by the Board of Directors and serve at the discretion of the Board.

        The Board of Directors is divided into three classes, currently comprised of three Class I directors whose terms will expire at the 2016 annual meeting, all of whom are standing for election at the annual meeting; two Class II directors, whose terms will expire at the 2017 annual meeting; and two Class III directors, whose terms will expire at the 2018 annual meeting. The Board believes that a classified board of directors provides continuity and stability in pursuing the Company's policies and strategies and reinforces its commitment to long term perspective and value creation.

Nominees for Election as Director

        At the time of the annual meeting, the Board will consist of seven directors: Kirk A. Benson, Thomas N. Chieffe, R Sam Christensen, Blake O. Fisher, Jr., James A. Herickhoff, Malyn K. Malquist, and Sylvia Summers. At the annual meeting, the stockholders will elect three Class I directors to serve until the 2019 annual meeting, or until their successors are duly elected and qualified.

        The Board proposes that the individuals listed below as Class I nominees be elected as Class I directors. The nominees have consented to serve if elected to the Board. In the event that any nominee is unable to serve as director at the time of the annual meeting (which is not expected), proxies with respect to which no contrary direction is made will be voted FOR such substitute nominee as shall be designated by the Board to fill the vacancy.

        The names of the Class I nominees, together with certain information about them, are set forth below:

Name	Age	Position with Headwaters	Director Since
R Sam Christensen	67	Director	2003
Malyn K. Malquist	63	Director	2003
Sylvia Summers	62	Director	2013

        R Sam Christensen has served as a Director of Headwaters since January 2003. Since 1996, Mr. Christensen has spent the majority of his time managing BBV, LLC and Black Bear Ventures, LLC, both of which are private investment firms, and evaluating new business opportunities. Prior to 1996, Mr. Christensen was Chairman and majority owner of Richmond Holdings, Inc., a privately-held corporation engaged in developing, designing, manufacturing and selling flexible packaging materials and static control devices worldwide to the electronics and pharmaceutical industries. Richmond Holdings, Inc. was subsequently sold to a publicly-traded firm in 1996. Mr. Christensen began his career as an auditor with the firm of Touche Ross & Co. where, he spent nearly ten years. His final assignment, before resigning, was managing their Salt Lake City office and its audit and tax practice. Mr. Christensen earned a B.S. degree in Accounting from Brigham Young University in 1972.

        Experience, Qualifications, Attributes, and Skills:    Mr. Christensen brings executive, financial, and operational experience to the Headwaters Board and its Audit Committee. Mr. Christensen's accounting education, audit practice with Touche Ross & Co., and executive and financial business leadership experience allow him to help the Board understand the Company's financial results and supervise the relationship with the Company's independent auditors as Chairman of the Audit Committee. Mr. Christensen's experience in evaluating business opportunities and in directing investments, acquisitions, and divestitures help provide the Board with resources to assess new products and businesses as Headwaters implements its growth strategy.

        Malyn K. Malquist has served as a Director of Headwaters since January 2003. Mr. Malquist worked for Avista Corp., an energy utility in the Pacific Northwest, from September 2002 through March 2009, and served as the Chief Financial Officer for almost six years. Mr. Malquist continues to provide consulting services for Avista Corp. Mr. Malquist has 30 years of experience in the utility industry, many of which were in financial leadership positions. Mr. Malquist worked for the Truckee Meadows Water Authority from February 2001 until September 2002, serving as its General Manager. Mr. Malquist was CEO of Data Engines, a high tech start-up company from May 2000 through October 2000. Mr. Malquist was employed by Sierra Pacific Resources from 1994 through April 2000, initially as its Chief Financial Officer, and later as President, CEO and board member. Mr. Malquist worked for San Diego Gas and Electric from 1978 through 1994 in a variety of financial positions, including Vice President-Finance and Treasurer. Mr. Malquist became a director of TC Pipelines LP, a public company, in 2011 and currently serves as chairman of the Audit Committee of that company. Mr. Malquist received BA and MBA degrees from Brigham Young University.

        Experience, Qualifications, Attributes, and Skills:    Mr. Malquist has extensive experience serving in financial and other executive leadership positions of public companies, including two positions as a chief financial officer. Mr. Malquist also brings knowledge to the Board of utility electric power generation, an important industry to Headwaters' business. Mr. Malquist understands and has participated in public debt and equity capital markets over his career and helps our Board assess capital needs and strategy.

        Sylvia Summers has served as a Director of Headwaters since January 2013. Ms. Summers has worked in the high tech industry for 35 years, where she held a variety of management positions in research and development, operations and marketing, residing both in Europe and the U.S. and managing large teams in Asia, in particular Greater China and Japan. For 18 years, she was in charge of large operations for such companies as Cisco, Spansion and Trident Microsystems. Ms. Summers has served on the board of directors of four U.S. public companies where she was a member of various audit, compensation, governance and mergers and acquisitions committees. In 2013, Ms. Summers became a director for Semtech Corporation, a publicly-traded global supplier of analog and mixed-signal semiconductor products, and currently serves on the Compensation Committee of that company. In 2015, Ms. Summers became a director for Alcatel-Lucent S.A., a French global communications equipment and services company. Ms. Summers has dual French and U.S. citizenship and is fluent in French and English. Ms. Summers received a BS degree in electrical engineering from Ecole Polytechnique Feminine (France) in 1976, an MS degree in electrical engineering from the University of California at Berkeley in 1977, and an MBA degree from Thomson CSF (France) in 1988.

        Experience, Qualifications, Attributes, and Skills:    Ms. Summers brings a broad operations and management background to the Board. In addition to experience leading and transforming companies, Ms. Summers has experience in marketing, process streamlining, resource optimization and in the negotiation and integration of acquired businesses. Ms. Summers also has financial expertise, an understanding of corporate governance issues and, due to her multicultural background and other experiences, an ability to understand and guide sensitive human resource situations.

Directors Not Standing for Election

        The names of the directors who are not standing for election at the annual meeting are Kirk A. Benson and Thomas N. Chieffe, Class II directors whose terms expire in 2017, and Blake O. Fisher, Jr. and James A. Herickhoff, Class III directors whose terms expire in 2018. Information about these directors is set forth below.

Class II directors:

Name	Age	Position with Headwaters	Director Since
Kirk A. Benson	65	Chairman and Chief Executive Officer	1999
Thomas N. Chieffe	58	Director	2014

        Kirk A. Benson has served as a Director of Headwaters since January 1999 and as Chairman and CEO since April 1999. Prior to joining Headwaters, Mr. Benson was Senior Vice President of Foundation Health Systems, Inc., one of the nation's largest publicly traded managed healthcare companies. Mr. Benson was with Foundation Health Systems and its predecessors for approximately ten years, holding various positions including president and chief operating officer for commercial operations, general counsel, and senior vice president for development with responsibility for merger and acquisition activity. He also holds a Master of Laws in Taxation from the University of Denver, and a Master of Accountancy and Juris Doctorate from Brigham Young University.

        Experience, Qualifications, Attributes, and Skills:    Mr. Benson's long tenure as CEO of Headwaters has provided him with detailed knowledge of the Company. He has overseen its growth and transformation from a $5 million alternative energy company to a $900 million building materials business. He has insightful relationships with all the senior managers at Headwaters, as well as other stakeholders of Headwaters, including institutional investors. These leadership experiences allow Mr. Benson to communicate relevant information about Headwaters to the Board efficiently and effectively. He has extensive operational experience that provides the Board with timely and valuable insights into Company financial reports, opportunities, and risks. Mr. Benson's broad education and experience in business, tax, accounting, and law allow him to contribute to a wide variety of Board processes and decisions.

        Thomas N. Chieffe has served as a Director of Headwaters since October 2014. Mr. Chieffe has over 20 years of building products experience and currently serves as the Chief Executive Officer of RSI Cabinets, a division of RSI Home Products, Inc., a position that he has held since 2013. From 2011 until joining RSI Cabinets, he was an Operating Executive for Oaktree Capital, a global asset management firm. From 2006 until 2011, Mr. Chieffe served as President and CEO of Associated Materials Incorporated, a producer and distributor of windows, siding and other building products. Before his time with Associated Materials, Mr. Chieffe held various executive positions with Masco Corporation, including Group Vice President of the Retail Cabinet Group. He currently sits on the board of directors for Knape and Vogt and Dayton Superior Corporation. He graduated from Clarion University of Pennsylvania with a Bachelor of Science degree in Business Administration.

        Experience, Qualifications, Attributes, and Skills:    Mr. Chieffe brings extensive experience in the building products industry, including expertise in strategic planning, business acquisitions, lean manufacturing, distribution, sales and marketing, brand building and general management. Mr. Chieffe's skills help the Company's efforts to grow in niche product categories as well as improve its existing operations. He also has a track record of shareholder value creation at both Associated Materials and Masco and has experience in financial planning and oversight.

Class III directors:

Name	Age	Position with Headwaters	Director Since
Blake O. Fisher, Jr.	70	Director	2004
James A. Herickhoff	72	Vice Chairman and Director	1997

        Blake O. Fisher, Jr. has served as a Director of Headwaters since November 2004. From May 2004 through 2008 Mr. Fisher was involved in management and financial consulting to the telecommunications and utility industries including providing consultation to the Rural Utilities Service's broadband program. From May 2004 until December 2004 he served as chief financial officer for Fiber Utilities of Iowa, an entity that provides operation and construction services to municipal utilities. In May 2002, Mr. Fisher retired from McLeod USA, a telecommunications provider. From February 1996 to May 2002, he held senior management positions with McLeod USA, initially as Chief Financial Officer, then President of the company's Western region and as Chief Development Officer. From 1991 until February 1996 Mr. Fisher was Chief Financial Officer of IES Industries, an energy holding company. Prior to that, Mr. Fisher spent 23 years in several management positions with Consumer Power Company, headquartered in Michigan. Mr. Fisher received B.S. and M.S. degrees in Industrial Engineering from the University of Michigan. Mr. Fisher became a director of

inContact, Inc. in 2004 and currently serves as chairman of the Audit Committee and is also on the Governance and Compensation Committees of that company.

        Experience, Qualifications, Attributes, and Skills:    Mr. Fisher lends financial, management, and public company experience to the Headwaters Board. He has worked in the utilities industry, serving in senior leadership positions, including three stints as a chief financial officer. His leadership includes experience with public companies and in public debt and equity capital markets. Mr. Fisher's ongoing service as a director of inContact, Inc., including work on its audit, compensation, and governance committees provides Headwater's Board with insight into public company governance.

        James A. Herickhoff has served as a Director of Headwaters since August 1997 and was elected Vice Chairman in April 1999. Mr. Herickhoff is the Chief Executive Officer, President and a Principal of American Talc Company, the second largest producer of talc products in the United States. Mr. Herickhoff has served as an officer of this company or its predecessor since 2000. From 1987 to 1994, he served as President of Atlantic Richfield Company's (ARCO's) Thunder Basin Coal Company. Mr. Herickhoff has over 30 years of experience in the coal and mining industries and extensive experience in strategic positioning of these companies for long-term growth and competitiveness. Mr. Herickhoff led the growth of the Black Thunder and Coal Creek coal mines from 19 million to approximately 40 million tons per year of production. Mr. Herickhoff previously served as President of Mountain Coal Company, managing all of ARCO's underground mining and preparation plants. Mr. Herickhoff is the past President of the Wyoming Mining Association and a former Board member of the Colorado and Utah Mining Associations. Mr. Herickhoff received a Bachelor degree in 1964 from St. John's University, a Master of Science degree in 1966 from St. Cloud State University and attended the Kellogg Executive Management Institute at Northwestern University in 1986.

        Experience, Qualifications, Attributes, and Skills:    Mr. Herickhoff's leadership experience enables him to provide our Board with guidance and insight regarding Headwaters' strategies, opportunities, and risks. Mr. Herickhoff has managed large operations in basic materials industries. For seven years he was President of ARCO's coal mines and is currently CEO of American Talc Company. His experience with American Talc Company provides Mr. Herickhoff with direct experience in the building products industry and insight into construction markets served by Headwaters. At both American Talc Company and ARCO, he developed and implemented strategies resulting in significant growth. He is a frequent contributor to Board discussions of operational efficiencies, product competitiveness, and regulatory compliance. Mr. Herickhoff has almost two decades of experience as an independent director giving him extensive knowledge about the Company and making him well suited to serve as the Vice Chairman of the Board.

        Your Board of Directors unanimously recommends a vote FOR the election of Messrs. Christensen and Malquist and Ms. Summers.

 PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee and the Board have appointed BDO USA, LLP, independent certified public accountants, as auditors to examine the financial statements of Headwaters for fiscal 2016 and to perform other appropriate accounting services and are requesting ratification of such appointment by the stockholders. During fiscal year 2015, BDO served as our independent registered public accounting firm and also provided certain tax services as reflected in Audit and Non-Audit Fees.

        The affirmative vote of the holders of a majority of the stockholders' shares present in person or represented by proxy at the annual meeting and entitled to vote is required. If stockholders do not ratify the appointment of BDO, the adverse vote will be considered a directive to the Audit Committee and the Board to select other auditors for the next fiscal year. A BDO representative is expected to attend the annual meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

        Your Board of Directors unanimously recommends a vote FOR ratification of BDO USA, LLP as Headwaters' independent auditors.

 PROPOSAL NO. 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules. The current frequency of the advisory vote is on an annual basis.

        As described in detail under the heading "Executive Compensation—Compensation Discussion and Analysis," our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, business unit goals, corporate goals, and the realization of increased stockholder value. We believe we have established a strong link between executive pay and Company performance and that our compensation programs emphasize the creation of stockholder value.

        Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the fiscal 2015 compensation of our named executive officers.

        The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders' interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution at the annual meeting:

          "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion."

        The say-on-pay vote is advisory, and therefore is not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

        Your Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

*      *      *      *      *

        Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the Notice or proxy card.

Headwaters Incorporated
By Order of the Board of Directors,
/s/ HARLAN M. HATFIELD Harlan M. Hatfield Secretary

Annex A

Non-GAAP Financial Measure

        In the accompanying proxy statement Headwaters refers to Adjusted EBITDA, which is deemed to be a non-GAAP financial measure. Headwaters defines Adjusted EBITDA as net income plus net interest expense, income taxes, depreciation and amortization, equity-based compensation, cash-based compensation tied to stock price, goodwill and other impairments, and other non-routine adjustments that arise from time to time, all as detailed in the table that follows.

        Adjusted EBITDA is used by management, investors and analysts to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). Adjusted EBITDA is also used by management, investors and analysts as one measure of a company's ability to service its debt and meet its other cash needs. Our presentation of Adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because the definition of Adjusted EBITDA varies among companies and industries, our definition of this non-GAAP financial measure may not be comparable to similarly-titled measures used by other companies.

        Headwaters' calculations of Adjusted EBITDA are reflected in the following table. All amounts which follow are presented on a continuing operations basis and do not include the results from the discontinued coal cleaning business for any period.

Reconciliation of Income from Continuing Operations to Adjusted EBITDA

	Year Ended
(in millions)	9/30/2013	9/30/2014	9/30/2015
Income from continuing operations (GAAP)	$8.3	$16.5	$132.1
Non-controlling interest of subsidiary	0.0	(0.8)	(0.9)
Net interest expense	42.5	46.3	64.2
Income taxes	4.0	3.6	(94.5)
Depreciation, amortization, and equity-based compensation	54.0	56.9	56.2
Non-routine customer and business acquisition-related costs and adjustments	1.8	6.1	1.8
Asset impairments and write-offs	0.0	3.1	0.6
Cash-based compensation tied to stock price	5.6	6.1	6.1

Adjusted EBITDA	$116.2	$137.8	$165.6

Adjusted EBITDA margin (Adjusted EBITDA divided by Revenue)	16.5%	17.4%	18.5%

HEADWATERS INCORPORATED

PROXY SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS FEBRUARY 25, 2016

The undersigned stockholder(s) of Headwaters Incorporated, a Delaware corporation (the Company), revoking all previous proxies, hereby appoints Harlan M. Hatfield and Donald P. Newman, each as the attorney and proxy of the undersigned, with full power of substitution, to cast all votes for all shares of common stock of Headwaters which the undersigned would be entitled to cast if personally present at the Annual Meeting of Stockholders of Headwaters to be held Thursday, February 25, 2016, starting at 2:00 p.m., Mountain Standard Time, at our corporate headquarters located at 10701 South River Front Parkway, Suite 300, South Jordan, Utah 84095, and any and all adjournments or postponements thereof.  Said proxies are authorized and directed to vote as indicated with respect to the following matters:

(Please sign and date below)

1.	ELECTION OF DIRECTORS:		Please mark your vote as this ☒

	R Sam Christensen	FOR ☐	AGAINST ☐	ABSTAIN ☐
(If elected, Mr. Christensen’s term would expire in 2019)

	Malyn K. Malquist	FOR ☐	AGAINST ☐	ABSTAIN ☐
(If elected, Mr. Malquist’s term would expire in 2019)

	Sylvia Summers	FOR ☐	AGAINST ☐	ABSTAIN ☐
(If elected, Ms. Summers’ term would expire in 2019)

2.	RATIFY THE SELECTION BY THE BOARD OF BDO USA, LLP AS INDEPENDENT AUDITORS OF HEADWATERS FOR FISCAL 2016	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	FOR ☐	AGAINST ☐	ABSTAIN ☐

This Proxy is solicited on behalf of the Board of Directors. Unless otherwise specified, the shares will be voted FOR items 1, 2, and 3. This Proxy also delegates discretionary authority to the proxies to vote with respect to any other business which may properly come before the Annual Meeting of Stockholders and any and all adjournments or postponements thereof to the extent allowed by Rule 14a-4(c) as promulgated by the U.S. Securities and Exchange Commission.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF HEADWATERS INCORPORATED.

Name(s) of Stockholder(s)	Date

PLEASE RETURN YOUR COMPLETED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.